UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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DIME COMMUNITY BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

_______________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2014

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Dime Community Bancshares, Inc. (the "Company"), which will be held on May 22, 2014 at 10:00 a.m. Eastern Time, at Giando on the Water, 400 Kent Avenue, Brooklyn, New York 11211.

The attached Notice of the Annual Meeting of Shareholders and Proxy Statement describe the business to be transacted at the Annual Meeting.  The Directors and several officers of the Company, as well as a representative of Crowe Horwath LLP, the accounting firm appointed by the Audit Committee of the Board of Directors to be the Company's independent auditors for the year ending December 31, 2014, will be present at the Annual Meeting.

The Company's Board of Directors has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" each of these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting.  Your vote is important regardless of the number of shares you own.  Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend.  If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend and vote personally at the Annual Meeting.  Examples of such documentation include a broker's statement, letter or other document confirming your ownership of the Company's shares.

On behalf of our Board of Directors and employees, we thank you for your continued support and hope to see you at the Annual Meeting.

Sincerely yours,

Vincent F. Palagiano
Chairman of the Board
   and Chief Executive Officer

Dime Community Bancshares, Inc.
209 Havemeyer Street
Brooklyn, New York 11211
(718) 782-6200

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 22, 2014

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Dime Community Bancshares, Inc. (the "Annual Meeting") will be held at Giando on the Water, 400 Kent Avenue, Brooklyn, New York 11211, on Thursday, May 22, 2014 at 10:00 a.m. Eastern Time, to consider and vote upon the following:

1.	Election of four Directors for terms of three years each;

2.	Ratification of the appointment of Crowe Horwath LLP as the Company's independent auditors for the year ending December 31, 2014;

3.	Approval, by a non-binding advisory vote, of the compensation of the Company's named executive officers;

4.	Transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. As of the date hereof, management is not aware of any other such business.

The Board of Directors has fixed March 27, 2014  as the record date for the Annual Meeting and any adjournment or postponement thereof.  Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.  A list of such shareholders will be available for inspection by any shareholder for any lawful purpose germane to the Annual Meeting at the Company's corporate headquarters at 209 Havemeyer Street, Brooklyn, NY 11211 at any time during regular business hours for 10 days prior to the Annual Meeting.

By Order of the Board of Directors
Lance J. Bennett
Secretary

Brooklyn, New York
April 11, 2014

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

DIME COMMUNITY BANCSHARES, INC.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 22, 2014

GENERAL INFORMATION

General

This Proxy Statement and accompanying proxy card are being furnished to the shareholders of Dime Community Bancshares, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors from holders of the shares of the Company's issued and outstanding common stock, par value $0.01 per share (the "Common Stock"), for use at the Annual Meeting of Shareholders to be held on May 22, 2014 (the "Annual Meeting") at Giando on the Water, 400 Kent Avenue, Brooklyn, New York, 11211 at 10:00 a.m. Eastern Time, and at any adjournment or postponement thereof.  The Company is a Delaware corporation and operates as a unitary savings and loan holding company for The Dime Savings Bank of Williamsburgh (the "Bank").  This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders on or about April 11, 2014.

Record Date

The Company's Board of Directors has fixed the close of business on March 27, 2014 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date").  Accordingly, only holders of record of shares of Common Stock at the close of business on March 27, 2014 will be entitled to vote at the Annual Meeting.  There were 36,720,170 shares of Common Stock outstanding on the Record Date.  The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The notice of meeting, proxy statement, annual report and sample proxy card are available for review at www.materials.proxyvote.com/ 253922.  The notice of meeting, proxy statement and annual report are also available on the Company's website at www.dime.com.

Voting Rights

Each holder of Common Stock on the Record Date will be entitled to one vote at the Annual Meeting for each share of record held on the Record Date (other than Excess Shares as defined below).  As provided in the Company's Certificate of Incorporation, record holders (other than any compensation plan maintained by the Company and certain affiliates) of Common Stock who beneficially own in excess of 10% of the issued and outstanding shares of Common Stock (such shares in excess of 10% referred to herein as "Excess Shares") shall be entitled to cast only one-hundredth of one vote per share for each Excess Share.  A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity.  The Company's Certificate of Incorporation authorizes a majority of the Board of Directors to interpret the provisions of the Certificate of Incorporation governing Excess Shares, and to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to ascertain compliance with the Excess Shares provisions of the Certificate of Incorporation, including, without limitation, (i) the number of shares of Common Stock beneficially owned by any person or purported owner, (ii) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner, and (iii) whether a person or purported owner has an agreement or understanding with any other person or purported owner as to the voting or disposition of any shares of Common Stock.

You may vote your shares by marking and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope, by telephone or internet by following the instructions stated on the Proxy Card or by attending the Annual Meeting and voting in person.  All properly executed proxies received by the Company on or before the close of voting on May 22, 2014 will be voted in accordance with the instructions indicated thereon.  If no instructions are given, executed proxies will be voted FOR election of each of the four nominees for Director, FOR ratification of the appointment of Crowe Horwath LLP as independent auditors for the year ending December 31, 2014, FOR the compensation of the Company's named executive officers, and FOR each other proposal identified in the Notice of the Annual Meeting of Shareholders.

Management is not aware of any matters other than those set forth in the Notice of the Annual Meeting of Shareholders that may be brought before the Annual Meeting.  If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Company's Board of Directors.

If you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the Annual Meeting.  Examples of such documentation include a broker's statement, letter or other document that will confirm your ownership of the Common Stock.

Vote Required

Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting.  The holders of Common Stock may not vote their shares cumulatively for the election of Directors.  With respect to the election of the four nominees for Director, shares as to which the "WITHHOLD AUTHORITY" box has been selected for either all or some of the nominees will be counted as being present for the matter but not as voting "for" the election of the respective nominee(s).  Therefore, the proxy represented by these shares will have the same effect as voting against the respective nominee(s).  In contrast, shares underlying broker non-votes will not be counted as present and entitled to vote and will have no effect on the vote on Proposal 1.

Proposals 2 and 3 require the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of Common Stock represented, in person or by proxy, and entitled to vote at the Annual Meeting.  Shares as to which the "ABSTAIN" box has been selected on the Proxy Card with respect to Proposals 2 and 3 will be counted as present and entitled to vote and will have the effect of a vote against these proposals.  In contrast, shares underlying broker non-votes will not be counted as present and entitled to vote and will have no effect on the vote on Proposals 2  and 3.

Although the advisory vote on the compensation of executive officers is non-binding as provided by law, the Company's Board of Directors will review the results of the vote and consider them in making future determinations concerning executive compensation.

Revocability of Proxies

A proxy may be revoked at any time before it is voted by filing a written revocation of the proxy with the Company's Secretary at 209 Havemeyer Street, Brooklyn, New York 11211 or by submitting a duly executed proxy bearing a later date.  A proxy also may be revoked by attending and voting at the Annual Meeting, only if a written revocation is filed with the Secretary prior to the voting of such proxy.

Solicitation of Proxies

The Company will bear the costs of soliciting proxies from its shareholders.  In addition to the use of mail, proxies may be solicited by officers, Directors or employees of the Company or the Bank by telephone or other forms of communication.  The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from, such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.  In addition, the Company has retained Broadridge Financial Solutions, Inc. to assist in the solicitation of proxies.  The cost of such solicitation, which will be comprised of reimbursement for reasonable out-of-pocket expense, will be paid by the Company.

Interests of Directors and Management in Certain Proposals

Shareholders will be asked to cast a non-binding advisory vote on Proposal No. 3 regarding compensation to the Company's named executive officers, and the results of such advisory vote may influence future compensation decisions.  The Board was aware of these interests and took them into account in recommending that the shareholders vote in favor of Proposal No. 3.

Director Attendance at Annual Meetings

The Company considers Board attendance at shareholder meetings a priority.  It is the policy of the Company that Directors exercise their best efforts to attend every meeting.  Ten of the eleven Directors attended the annual meeting held in 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of the Company

The following table sets forth certain information as to persons known to the Company to be the beneficial owner of in excess of 5% of the shares of Common Stock as of March 27, 2014.  Management knows of no person, except as listed below, who beneficially owned more than 5% of the Common Stock as of March 27, 2014.  Except for the column titled "Percent of Class" and as otherwise indicated, the information provided in the table was obtained from filings with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").  Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications.  For purposes of the table below and the table set forth under "Security Ownership of Management," in accordance with Rule 13d‑3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of Common Stock (1) over which he or she has or shares, directly or indirectly, voting or investment power, and (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 27, 2014.  As used herein, "voting power" includes the power to vote, or direct the voting of, Common Stock and "investment power" includes the power to dispose, or direct the disposition, of such shares.  Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	The Employee Stock Ownership Plan Trust of Dime Community Bancshares, Inc. and Certain Affiliates (the "ESOP Trust") 209 Havemeyer Street Brooklyn, NY 11211	3,159,910(1)	8.6%
Common Stock	Compensation Committee of Dime Community Bancshares, Inc. (includes the 3,159,910 ESOP Trust shares reflected above) 209 Havemeyer Street Brooklyn, NY 11211	4,070,174(2)	11.1%
Common Stock	Blackrock, Inc. 40 East 52nd Street New York, NY 10022	2,908,055(3)	7.9%
Common Stock	The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	1,852,894(4)	5.0%
______________________

(1)	The Employee Stock Ownership Plan of Dime Community Bancshares, Inc. and Certain Affiliates (the "ESOP") filed a Schedule 13G with the SEC on February 7, 2014. The ESOP is administered by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"). The ESOP's assets are held in the ESOP Trust, for which Pentegra Asset Management (formerly RS Group Trust Company) serves as trustee (the "ESOP Trustee"). The ESOP Trust purchased these shares with funds borrowed from the Company and placed them in a suspense account for release and allocation to participants' accounts in annual installments. As of March 27, 2014, 2,222,058 shares held by the ESOP Trust were allocated. The terms of the ESOP provide that, subject to the ESOP Trustee's fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the ESOP Trustee will vote, tender or exchange shares of Common Stock held in the ESOP Trust in accordance with instructions received from the participants. The ESOP Trustee will vote allocated shares as to which no instructions are received and any shares that have not been allocated to participants' accounts in the same proportion as allocated shares with respect to which the ESOP Trustee receives instructions are voted, subject to fiduciary duties of the ESOP Trustee. The ESOP Trustee will tender or exchange any shares in the suspense account or that otherwise have not been allocated to participants' accounts in the same proportion as allocated shares with respect to which the ESOP Trustee receives instructions are tendered or exchanged, subject to fiduciary duties of the ESOP Trustee. With respect to allocated shares as to which no instructions are received, the ESOP Trustee will be deemed to have received instructions not to tender or exchange such shares. Each member of the Compensation Committee disclaims beneficial ownership of such shares. See footnote 2 for a discussion of the voting and investment powers of the Compensation Committee.

(2)	The Compensation Committee filed a Schedule 13G with the SEC on February 7, 2014. The Compensation Committee serves certain administrative functions for the ESOP and The Dime Savings Bank of Williamsburgh 401(k) Plan [the "401(k) Plan"]. In addition, the Compensation Committee serves as trustee for 317,053 unvested restricted stock awards granted to certain officers of the Company or Bank under the 2004 Stock Incentive Plan. Shares indicated in the table as beneficially owned by the Compensation Committee include all shares indicated in the table as beneficially owned by the ESOP Trust. The Compensation Committee has the authority to direct the ESOP Trustee with respect to the investment of the ESOP's assets (including the acquisition or disposition of both allocated and unallocated shares) in the absence of a tender offer, but has no voting power with respect to any shares. With respect to the ESOP, ERISA, in limited circumstances, may confer upon the ESOP Trustee the power and duty to control the voting and tendering of Common Stock allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. Each member of the Compensation Committee disclaims beneficial ownership of such shares.

(3)	Blackrock, Inc. ("Blackrock") filed a Schedule 13G on January 28, 2014 related to the former holdings of Barclay's Private Bank and Trust Limited ("Barclays"), of which Blackrock assumed ownership in December 2009. The shares are held in various trust accounts for the economic benefit of former Barclay's customers who are the beneficiaries of those accounts. The Schedule 13G states that Blackrock has sole voting powers over 2,819,233 and dispositive powers over 2,908,055 shares.

(4)	The Vanguard Group filed a Schedule 13G on February 12, 2014. The shares are primarily held in various trust accounts for the economic benefit of customers who are the beneficiaries of those accounts. The Vanguard Group has sole voting power over 54,728 of the shares, and sole dispositive power over up to 1,802,466 shares and shared dispositive powers over up to 50,428 shares. At the time of the 13-G filing and based upon publicly available information, the 1,852,894 shares reported by The Vanguard Group exceeded 5.0% of the outstanding Common Stock.

Security Ownership of Management

The following table sets forth information with respect to the shares of Common Stock beneficially owned by each of the Company's Directors and the principal executive officer, principal financial officer and three most highly compensated executive officers (other than the principal executive and principal financial officers) of the Company or Bank (the "Named Executive Officers"), and all of the Company's Directors and executive officers as a group, as of the Record Date.  Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Common Stock indicated.

The Company's Anti Hedging and Pledging and Insider Trading Policies prohibit Directors and senior officers from pledging Common Stock as collateral for any loan.

Title of Class	Name of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership (1)(2)(3)		Percent of Class Outstanding	Vested Stock Options Included in Beneficial Ownership Total (4)	Other Non-Beneficial Ownership (5)
Common	Vincent F. Palagiano	Director, Chairman of the Board and Chief Executive Officer	1,083,392	(6)	3.0%	367,580	342,408
Common	Michael P. Devine	Director, President and Chief Operating Officer ("COO")(14)	676,435	(7)	1.8	178,427	233,025
Common	Kenneth J. Mahon	Director, Senior Executive Vice President and Chief Financial Officer ("CFO")(15)	407,406	(8)	1.1	71,493	128,981
Common	Anthony Bergamo	Director	183,007	(9)	*	36,813	—
Common	George L. Clark, Jr.	Director	273,801	(10)	*	40,682	—
Common	Steven D. Cohn	Director	102,272	(11)	*	27,792	—
Common	Patrick E. Curtin	Director	101,436	(12)	*	20,292	—
Common	Robert C. Golden	Director	14,736		*	2,444	—
Common	Kathleen M. Nelson	Director	10,736		*	2,444	—
Common	Joseph J. Perry	Director	66,308		*	35,177	—
Common	Omer S.J. Williams	Director	62,520		*	37,202	—
Common	Daniel J. Harris	Executive Vice President ("EVP") and Chief Lending Officer ("CLO")	41,816	(13)	*	12,298	2,441
Common	Terence J. Mitchell	EVP and Chief Retail Officer ("CRTO")	41,709		*	21,238	1,721
All Directors and executive officers as a group (16 persons)			5,164,992		14.1%	887,695	802,846

* Less than one percent

(1)	See "Security Ownership of Certain Beneficial Owners and Management – Principal Shareholders of the Company" for a definition of "beneficial ownership."
(2)
The figures shown include ESOP shares held in trust that have been allocated to individual accounts as follows: Mr. Palagiano, 59,332 shares; Mr. Devine, 59,332 shares; Mr. Mahon, 59,332 shares; Mr. Harris, 4,288 shares, Mr. Mitchell, 2,515 shares and all Directors and executive officers as a group, 305,249 shares [the non-employee Directors (the "Outside Directors") do not participate in the ESOP].  Such persons have voting power (subject to the legal duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares.  The figures shown for Messrs. Palagiano, Devine, Mahon, Harris and Mitchell do not include any portion of the 937,852 ESOP shares held in trust that have not been allocated to any individual's account and as to which Messrs. Palagiano, Devine, Mahon, Harris and Mitchell may be deemed to share voting power with other ESOP participants.  The figure shown for all Directors and executive officers as a group includes 937,852 shares as to which the members of the Compensation Committee (consisting of Messrs. Williams, Bergamo, and Clark, and Ms. Nelson) may be deemed to have sole investment power, except in limited circumstances, thereby causing each such Compensation Committee member to be deemed a beneficial owner of such shares.  Each member of the Compensation Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Compensation Committee individually.  In addition, the figure shown for all Directors and executive officers as a group includes 803,392 shares held in trust (the "BMP Trust") for the benefit of Messrs. Palagiano, Devine, Mahon, Harris, Mitchell and other officers under the Benefit Maintenance Plan of Dime Community Bancshares, Inc. (the "BMP").  The BMP Trust, as directed by the Company, exercises voting and investment power over these shares (See "Compensation – Executive Compensation – Compensation Plans – BMP").

(3)
The figures shown include shares held pursuant to the 401(k) Plan that were allocated as of the Record Date to individual accounts as follows: Mr. Mahon, 136,474 shares; Mr. Mitchell, 975 shares, and all Directors and executive officers as a group, 137,449 shares.  Outside Directors do not participate in the 401(k) Plan.  Such persons have sole voting power and sole investment power as to such shares [See "Compensation – Executive Compensation – Compensation Plans – 401(k) Plan"].

(4)
Amounts include stock options which may become eligible to be exercised within 60 days of March 27, 2014 as follows:  Mr. Devine, 8,182 options; Mr. Mahon, 5,471 options; Mr. Harris, 4,132 options; Mr. Mitchell, 7,079 options and all Directors and executive officers as a group, 33,003 options.

(5)
Other non-beneficial ownership amounts represent shares that are held in trust for the benefit of the respective Named Executive Officers under the BMP.  Messrs. Palagiano, Devine, Mahon, Harris and Mitchell have investment risk, but neither voting nor investment power with respect to these shares.  However, since the Company maintains full voting and dispositive powers over these shares, they are included in the 5,164,992 total beneficial ownership amount for the full Directors and executive officers group (see footnote 2 above).

(6)	Includes 656,480 shares as to which Mr. Palagiano may be deemed to share voting and investment power.
(7)	Includes 410,519 shares as to which Mr. Devine may be deemed to share voting and investment power.
(8)	Includes 121,281 shares as to which Mr. Mahon may be deemed to share voting and investment power.
(9)	Includes 141,867 shares as to which Mr. Bergamo may be deemed to share voting and investment power.
(10)	Includes 84,375 shares as to which Mr. Clark may be deemed to share voting and investment power.
(11)	Includes 71,327 shares as to which Mr. Cohn may be deemed to share voting and investment power.
(12)	Includes 77,991 shares as to which Mr. Curtin may be deemed to share voting and investment power.
(13)	Includes 11,000 shares as to which Mr. Harris may be deemed to share voting and investment power.
(14)	Effective February 27, 2014, Mr. Devine became Vice Chairman of the Board and President.
(15)	Effective February 27, 2014, Mr. Mahon became Senior Executive Vice President and COO.

______________________________________

PROPOSAL 1

ELECTION OF DIRECTORS
______________________________________

General

The Company's Certificate of Incorporation and Bylaws provide for the election of Directors by the shareholders.  For this purpose, the Company's Board of Directors is divided into three classes, each class to be as nearly equal in number as possible.  The terms of office of the members of one class expire, and a successor class is to be elected, at each annual meeting of shareholders.  The Company currently has eleven Directors.

Kenneth J. Mahon, George L. Clark, Jr., Steven D. Cohn and Robert C. Golden, whose terms expire at the Annual Meeting, have been nominated by the Nominating Committee of the Board of Directors to be re-elected at the Annual Meeting for a term expiring at the annual meeting to be held in 2017, or when their successors are otherwise duly elected and qualified.

Each nominee has consented to being named in this Proxy Statement and to serve, if elected.  In the event that any nominee for election as a Director at the Annual Meeting is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the proxy card will vote with respect to a substitute nominee designated by the present Nominating Committee of the Board of Directors, unless the shareholder has elected to "withhold authority" with respect to all nominees.

Information as to Nominees and Continuing Directors

In March 2014, the Board determined that all of its current Directors with the exception of Messrs. Palagiano, Devine, Mahon and Curtin were independent pursuant to its Policy Regarding Director Independence (the "Director Independence Policy") and National Association of Securities Dealers, Inc. Rule 5605(a)(2) ["Rule 5605(a)(2)"].  Messrs. Palagiano, Devine and Mahon were not independent because they were officers of the Company.  Mr. Curtin was deemed not independent because he was a member of a law firm providing various legal services to the Company or its subsidiaries.  See, "Transactions with Certain Related Persons."  The Director Independence Policy is available on the Company's website at www.dime.com by clicking "About Us," then "Investor Relations," and then "Governance Documents" within the "Investor Relations" menu.

The Nominating Committee is responsible for identifying and selecting nominees for election by the Company's shareholders.  The Nominating Committee is authorized to retain search firm(s) to assist in the identification of candidates. The Nominating Committee is not limited to a specific process in identifying candidates and will consider potential nominees from various sources, including recommendations from shareholders as well as Directors and officers of the Company.  Individuals recommended by shareholders are evaluated in a manner identical to other potential nominees.

The Nominating Committee has adopted general criteria for nomination to the Board which establish the minimum qualifications and experience to be examined in determining candidates for election.  Pursuant to the general criteria, Directors should possess personal and professional ethics, integrity and values; be committed to representing the long-term interests of the Company's shareholders and other constituencies; possess the ability to (a) exercise sound business judgment, (b) work with others as an effective group, and (c) commit adequate time to their responsibilities; be independent as defined in applicable law, the Director Independence Policy and the Company's Code of Business Ethics and be able to impartially represent the interests of the Company's shareholders and other constituencies; possess experience and expertise relevant to the business of the Company; and possess such other knowledge, experience or skills as required or which may be useful considering the composition of the Board, the operating requirements of the Company and the long-term interests of the shareholders.  The nomination guidelines promote Board diversity to respond to business needs and shareholder interests.

        The following table sets forth certain information with respect to each nominee for election as a Director and each Director whose term does not expire at the Annual Meeting ("Continuing Director").  There are no arrangements or understandings between the Company and any Director or nominee pursuant to which such person was selected as a Director or nominee.  For information with respect to security ownership by Directors, see "Security Ownership of Certain Beneficial Owners and Management – Security Ownership of Management."

	Age(1)	Director Since(2)	Term Expires	Position(s) Held with the Company and the Bank
Nominees
Kenneth J. Mahon	63	2003	2014	Director, Senior Executive Vice President ("SEVP') and COO(3)
George L. Clark, Jr.	73	1980	2014	Director
Steven D. Cohn	65	1994	2014	Director
Robert C. Golden	67	2011	2014	Director
Continuing Directors
Vincent F. Palagiano	73	1978	2016	Director, Chairman of the Board and Chief Executive Officer ("CEO")
Michael P. Devine	67	1980	2015	Director, Vice Chairman of the Board and President (3)
Anthony Bergamo	67	1986	2015	Director
Patrick E. Curtin	68	1986	2016	Director
Kathleen M. Nelson	68	2011	2016	Director
Joseph J. Perry	47	2005	2015	Director
Omer S. J. Williams	73	2006	2016	Director
 (1)   As of March 27, 2014.
 (2)   Includes service as a Director or Trustee with the Bank prior to the Company's incorporation on December 12, 1995.
 (3)  Prior to February 27, 2014, Mr. Devine served as President and COO and Mr. Mahon served as SEVP and CFO.  Mr. Mahon continued to serve as principal financial officer until the March 27, 2014 appointment of Michael Pucella to serve in this capacity.

The principal occupation and current public company directorships, as well as public company directorships held at any time during the past five years, of each of the nominees is listed below. The information with respect to the nominees is as of March 27, 2014, and includes each nominee's affiliations with the Bank and its principal operating subsidiaries.

The principal occupation and business experience of each nominee for election as a Director and each Continuing Director are set forth below.

Nominees for Election as Director

Kenneth J. Mahon has served as a Director of the Company since 2002 and of the Bank since 1998. Mr. Mahon has served as the COO of both the Company and Bank since February 2014.  Prior to that, he served as CFO of both the Company and the Bank since 1996.  Mr. Mahon performed all functions of CFO until the appointment of a principal financial officer was made on March 27, 2014.  Mr. Mahon was named SEVP of both the Company and the Bank in 2013, First Executive Vice President of both the Company and the Bank in 2008, and Executive Vice President of both the Company and Bank in 1997.  Prior to serving as Executive Vice President, Mr. Mahon served as the Bank's Comptroller and Senior Vice President. Mr. Mahon is a member of the Financial Managers

Society, the National Investor Relations Institute and the National Association of Corporate Directors, and serves on the Neighborhood Advisory Board of Brooklyn Legal Services Corporation A. Prior to joining the Bank in 1980, Mr. Mahon served in the financial areas of several New York City metropolitan area savings banks.  This experience and these qualifications led the Board to conclude that Mr. Mahon should serve as a Director of the Company.

George L. Clark, Jr. has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1980.  Mr. Clark has served as Lead Director of the Boards of both the Company and Bank since 2007.  Mr. Clark is President of George L. Clark Inc. (Realtors), a New York State licensed real estate firm. Mr. Clark was a director of the Federal National Mortgage Association between 1986 and 1992, and a former Chairman of the New York State Republican Committee. Mr. Clark has been a licensed real estate broker for 53 years.  This experience and these qualifications led the Board to conclude that Mr. Clark should serve as a Director of the Company.

Steven D. Cohn has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1994. Mr. Cohn is the managing partner in the law firm of Goldberg and Cohn LLP, in Brooklyn Heights, New York, and is both a past President of the Brooklyn Bar Association and a delegate to the New York State Bar Association.  Mr. Cohn is also an adjunct professor at the Fashion Institute of Technology, teaching classes in business law and marketing research.  This experience and these qualifications led the Board to conclude that Mr. Cohn should serve as a Director of the Company.

Robert C. Golden was elected to the Boards of Directors of both the Company and the Bank in March 2011.  Mr. Golden is currently retired, after having served from 1997 to 2010 as EVP of Corporate Operations and Systems at Prudential Financial, Inc. (previously Prudential Insurance Company of America), where he managed operations, technology infrastructure and communications and administrative services for all of Prudential Financial, Inc.'s subsidiaries. From 1976 through 1997, Mr. Golden served in several capacities at Prudential Securities, Inc., formerly a wholly-owned subsidiary of Prudential Insurance Company of America until majority ownership was sold in 2003, ending his tenure at Prudential Securities as Chief Administrative Officer in charge of operations, technology, systems infrastructure, communications, human resources, administrative services and real estate.  Prior to retirement, Mr. Golden was a licensed member of the Financial Industry Regulatory Authority as a General Securities Representative, including the specialties of Financial and Operations Principal and Uniform Securities Agent State Law Examination.  Mr. Golden currently serves as a Director of Mutual of America Capital Management Corp.  This experience and these qualifications led the Board to conclude that Mr. Golden should serve as a Director of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS.

Continuing Directors

Vincent F. Palagiano has served as Chairman of the Board and CEO of the Company since its formation in 1995 and of the Bank since 1989. He has served as a Trustee or Director of the Bank since 1978.  In addition, Mr. Palagiano has served on the Boards of Directors of the Federal Home Loan Bank of New York since January 2012, the Institutional Investors Capital Appreciation Fund from 1996 to 2006, and The Community Banker's Association of New York from 2001 to 2005.  Mr. Palagiano joined the Bank in 1970 as an appraiser and has also served as President of both the Company and the Bank, and as Executive Vice President, Chief Operating Officer and Chief Lending Officer of the Bank. Prior to 1970, Mr. Palagiano served in the real estate and mortgage departments at other financial institutions and title companies.  This experience and these qualifications led the Board to conclude that Mr. Palagiano should serve as a Director of the Company.

Michael P. Devine has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1980.  Mr. Devine has served as Vice Chairman of the Boards of both the Company and Bank since February 2014, and as President of both the Company and Bank since January 1, 1997.  Prior to his appointment as Vice Chairman, Mr. Devine served as COO of the Company from its inception in 1995 to February 2014, and of the Bank from 1989 to February 2014.  Prior to Mr. Devine's appointment as President, he served as EVP and Secretary of both the Company and the Bank.  Mr. Devine joined the Bank in 1971 and has served as the Internal Auditor, Comptroller and Investment Officer. Prior to 1971, Mr. Devine served as a Senior Accountant with the firm of Peat Marwick Mitchell & Co.  From August 2001 through September 12, 2008, Mr. Devine served on the Board of Directors of Retirement Systems Group, Inc.  In September 2007, Mr. Devine joined the Board of Trustees of Long Island University and serves as the Chairman of its Audit Committee.  In March 2009, Mr. Devine was elected a director of Pentegra Retirement Trust, for which he is not compensated.  This experience and these qualifications led the Board to conclude that Mr. Devine should serve as a Director of the Company.

Anthony Bergamo has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1986. Mr. Bergamo is an attorney licensed in New York and New Jersey.  His public company Directorships are: Vice Chairman of MB Real Estate; Director, Audit Committee Chair and Compensation Committee member of Steel Partners LLP; and Director of Moduslink Global Solutions Inc.  Mr. Bergamo is additionally the CEO of Niagara Falls Redevelopment LLC, a Director and Audit Committee Chair of the State of New Mortgage Agency, and a Director of Boylan's Soda, a non-public entity.  This experience and these qualifications led the Board to conclude that Mr. Bergamo should serve as a Director of the Company.

Patrick E. Curtin has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1986. Mr. Curtin is a senior member in the law firm of Conway Farrell Curtin & Kelly, P.C. ("Conway Farrell") in New York, New York, and has represented the Bank in loan closings, litigation and various other matters for over 29 years.  This experience and these qualifications led the Board to conclude that Mr. Curtin should serve as a Director of the Company.

Kathleen M. Nelson was elected to the Boards of Directors of both the Company and the Bank in March 2011.  Ms. Nelson currently serves as managing principal of Bay Hollow Associates, a commercial real estate advisory firm that she co-founded in 2009, as well as President of KMN Associates, LLC, a commercial real estate consulting firm which she founded, that provides consulting service to mixed-use and commercial retail real estate developers or owners.  Ms. Nelson also served in the mortgage and real estate division of TIAA-CREF from 1968 through 2004, retiring as the Managing Director and Group leader of the division.  Ms. Nelson currently serves on the Board of Directors and Executive Committee of CBL & Associates Properties, Inc., a publicly traded Real Estate Investment Trust focused on shopping center properties, as well as on the Board of Directors and Audit, Compensation and Nominating and Corporate Governance Committees of Apartment Investment and Management Co., a publicly traded owner and manager of rental apartments.  Ms. Nelson also currently serves as a trustee of the International Council of Shopping Centers, where she chairs the Audit Committee and serves on the Executive Compensation Committee, Nominating Committee, Investment and Employee Retirement Committee and the Architectural & Design Award Committee.  Ms. Nelson is also a member of the advisory boards of Castagna Realty Company, the Beverly Willis Architecture Foundation, the Anglo American Real Property Institute, and an unaffiliated Board member of the JP Morgan U.S. Real Estate Income and Growth Fund.  This experience and these qualifications led the Board to conclude that Ms. Nelson should serve as a Director of the Company.

Joseph J. Perry has served as a Director of both the Company and Bank since September 2005, and from January 2004 through August 2005 as a Director of Havemeyer Equities, Inc., a previously wholly-owned subsidiary of the Bank. He is currently a partner at Marcum LLP, a public accounting and consulting firm headquartered in New York, New York, where he has served as the Firm-Wide Partner-in-Charge of Tax Services since 2006 and as a member of the Firm's Executive Committee. Prior to joining Marcum LLP, Mr. Perry was a tax partner at one of the leading "Big 5" accounting firms and provided services to several financial services companies throughout the New York metropolitan area. Mr. Perry is a member of the American Institute of Certified Public Accountants and the New York State Society of Public Accountants.  This experience and these qualifications led the Board to conclude that Mr. Perry should serve as a Director of the Company.

Omer S.J. Williams has served as a Director of both the Company and Bank since July 2006. Mr. Williams is an attorney, Senior Counsel to the law firm of Alston & Bird LLP. He was previously Counsel to SNR Denton (US) LLP and prior to that a Partner at Thacher Proffitt & Wood LLP ("Thacher"), where he served as both Chairman of the firm's Executive Committee and Managing Partner of the firm from 1991 to 2003. Thacher's partners determined to dissolve the firm as of December 31, 2008, and Mr. Williams served as Chairman of Thacher's dissolution committee until dissolution was completed in 2011. Mr. Williams has more than 46 years of experience in banking, corporate and financial institution law, including corporate structure, securities and mortgage finance issues.  This experience and these qualifications led the Board to conclude that Mr. Williams should serve as a Director of the Company.

Board Leadership Structure

The CEO also serves as Chairman of the Board, due, in part, to his extensive tenure with the Company and Bank, which provides unique and vital knowledge regarding their history, strategy, business and operations.  In order to enhance Board independence and oversight, the Board has created a lead independent director position.  George L. Clark, Jr. is currently the Lead Director.  Among other functions, the Lead Director presides at executive sessions of the outside and independent Directors and serves as a liaison between the Chairman of the Board and the independent Directors.

In the ordinary course of business, the Company faces various strategic, operating, compliance and financial risks.  Management is responsible for the day-to-day management of risk, while the Board, as a whole and through its standing Committees, is responsible for the oversight of risk management.  In its risk oversight role, the Board has the responsibility of satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.  To help accomplish this objective, the Board created the Risk Committee in 2011.  The purpose of this committee, which meets on a quarterly basis, is to assist the Board with respect to oversight of the Company's risk: identification; measurement; control processes; and ongoing monitoring. Senior management also attends, and presents reports at, all Board meetings.  The Chief Risk Officer attends all meetings of the Audit and Risk Committees of the Board, and presents risk management activity updates to the Risk Committee quarterly, and to the Board monthly.

Meetings and Committees of the Company's Board of Directors

The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, President or at least 60% (but not less than five) of the Directors then in office.  The Company's Board of Directors met twelve times during the year ended December 31, 2013.  No incumbent Directors during 2013 attended fewer than 75% of the aggregate of: (1) the total number of Board meetings conducted during the period for which she or he was a Director, and (ii) the total number of meetings conducted by all committees of the Board on which she or he served during the periods that she or he served.

The Company's Board of Directors has established the following committees:

The Executive Committee consists of Messrs. Palagiano (Chair), Devine, Bergamo, Clark, Cohn and Curtin.  The purpose of the Executive Committee is to exercise all the powers of the Board in the management of the business and affairs of the Company in the intervals between the meetings of the Board.  The Executive Committee meets at the call of the Chairman, President or a majority of the members of the Executive Committee.  The Executive Committee conducted no meetings during the year ended December 31, 2013.

The Compensation Committee presently consists, and consisted during 2013, of four independent Directors: Messrs. Williams (Chair), Bergamo, and Clark and Ms. Nelson.  The Compensation Committee establishes the compensation of the CEO, approves the compensation of executive management, oversees administration of the process for determining the compensation and benefits of officers and employees of the Bank, recommends Director compensation to the Board and assists the Board in its oversight of the human resources activities of the Company and its subsidiaries.

The Compensation Committee utilizes Mercer U.S., Inc. ("Mercer"), a nationally recognized compensation consulting firm, and outside legal counsel, to assist in performing its duties.  Mercer is instructed to analyze the Company's performance and executive pay levels.  A peer group of public banks and thrifts is used for comparison of both pay level and corporate performance.  The Compensation Committee uses this analysis to assist it in understanding market practices and trends and to develop and evaluate the effectiveness of recommended pay-for-performance compensation strategies.  The Committee relies on legal counsel to advise on its obligations under applicable corporate, securities and employment laws, to assist in interpreting the Company's obligations under compensation plans and agreements, and to draft plans and agreements to document business decisions.  The Committee considers the expectations of executive management with respect to their own compensation, and their recommendations with respect to the compensation of Directors and more junior executive officers.

The Compensation Committee may delegate such of its powers and responsibilities as it deems appropriate to subcommittees of its membership or officers of the Company. The Compensation Committee operates pursuant to a charter, which is available on the Company's website at www.dime.com, by initially selecting "About Us" then "Investor Relations" and subsequently selecting "Governance Documents."  The Compensation Committee's charter requires that it meet annually and as requested by the Chairman of the Board of Directors.  The Compensation Committee met four times during the year ended December 31, 2013.

The Nominating Committee consisted of Ms. Nelson (Chair), and Messrs. Bergamo and Cohn during 2013.  Effective January 1, 2014, Mr. Perry replaced Mr. Cohn. Ms. Nelson, Mr. Bergamo, Mr. Cohn and Mr. Perry are independent as defined in Rule 5605(a)(2). The Nominating Committee identifies and selects nominees for all Directorships, recommends committee memberships to the Board, and establishes criteria for the selection of new Directors to serve on the Board.  The Nominating Committee met twice during 2013.  In addition, the Nominating Committee met on March 27, 2014 to, among other matters, select the nominees for election as Directors at the Annual Meeting.  In accordance with the Company's Bylaws, provided the Nominating Committee makes such nominations, no nominations for election as Director except those made by the Nominating Committee shall be voted upon at the Annual Meeting unless properly made by a shareholder in accordance with the procedures set forth under "2013 Annual Meeting Stockholder Proposals" in the proxy statement for the annual meeting held in May 2013.  The Nominating Committee operates pursuant to a charter.  A current copy of the Nominating Committee charter is available on the Company's website, at www.dime.com, by clicking "About Us" then "Investor Relations" and then "Governance Documents" within the "Investor Relations" menu.

                    The Governance Committee consists of Messrs. Williams (Chair), Cohn and Clark.  The Governance Committee develops and recommends to the Board corporate governance principles applicable to the Company, and otherwise assumes a leadership role in the corporate governance of the Company.  The Governance Committee met twice during 2013.

The Risk Committee consists of Mr. Perry (Chair), Mr. Curtin, Mr. Golden and Ms. Nelson.  The Risk Committee assists the Board with respect to oversight of the Company's risk: identification; measurement; control processes; and ongoing monitoring. The Risk Committee operates pursuant to a written charter.  A current copy of the charter may be viewed on the Company's website at www.dime.com by clicking "About Us," then "Investor Relations," and then "Governance Documents" within the "Investor Relations" menu.  The Risk Committee charter requires that it meet at least four times annually or more frequently as circumstances dictate.  The Risk Committee met four times during the year ended December 31, 2013.

The Audit Committee consists of Messrs. Bergamo (Chair), Cohn, Golden and Perry.  Messrs. Bergamo, Cohn, Golden and Perry are each independent as defined in Rule 5605(a)(2) and satisfy the independence criteria set forth in Rule 10A-3(b)(1) of the Exchange Act.  The Board of Directors has determined that Messrs. Bergamo and Perry qualify as Audit Committee financial experts as defined in Item 407(d)(5) of SEC Regulation S-K. The Audit Committee is appointed by the Board of Directors of the Company to assist the Board in (1) monitoring the integrity of the financial statements of the Company, (2) monitoring Company compliance with legal and regulatory requirements and internal controls, (3) monitoring the independence and performance of the Company's internal and independent auditors, and (4) maintaining an open means of communication among the independent auditor, senior management, the internal auditors, and the Board.  The Audit Committee operates pursuant to a written charter.  A current copy of the charter may be viewed on the Company's website at www.dime.com by clicking "About Us," then "Investor Relations," and then "Governance Documents" within the "Investor Relations" menu.  The Audit Committee charter requires that it meet at least four times annually or more frequently as circumstances dictate.  The Audit Committee met five times during the year ended December 31, 2013.

Report of Audit Committee

The following Report of the Company's Audit Committee is provided in accordance with the rules and regulations of the SEC.

Under rules promulgated by the SEC, the Company is required to provide certain information regarding the activities of its Audit Committee.  In fulfillment of this requirement, the Audit Committee, at the discretion of the Board, has prepared the following report for inclusion in the Proxy Statement:

1.            The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2013 with management;

2.            The Audit Committee has discussed with the independent auditors the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees;

3.            The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communication with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence; and

4.            Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

AUDIT COMMITTEE OF DIME COMMUNITY BANCSHARES, INC.

Anthony Bergamo, Chair
Steven D. Cohn, Member
Robert C. Golden, Member
Joseph J. Perry, Member

Directors' Compensation

Fee Arrangements.  Fee arrangements in existence during the year ended December 31, 2013 were summarized as follows:

•	Separate $15,000 semi-annual retainer fees paid in June and December to each Director in compliance with the Company's Director Retainer Policy.
•
Meeting attendance fees of $1,500 for each of the monthly Company or Bank Board meetings attended by the Director.  If the Boards of the Bank and the Company met on the same day, Directors received only one fee for both meetings;

•	$1,000 for attendance at Committee meetings conducted on days when the full Board also met. $1,250 for attendance at Committee meetings conducted on days when the full Board did not meet.
•	$10,000 annual retainer fees paid in December to the respective Chairs of the Audit, Compensation and Risk Committees, provided such Chairs complied with the Company's Director Retainer Policy.
•	$10,000 annual retainer fee paid in December to the Lead Director.
•	$2,500 annual retainer fee paid in December to the Chair of the Governance Committee.

Directors' Retirement Plan.  The Company has adopted the Retirement Plan for Board Members of Dime Community Bancshares, Inc. (the "Directors' Retirement Plan"), which provides benefits to each eligible Outside Director commencing on termination of Board service at or after age 65. An eligible Outside Director retiring at or after age 65 will be paid an annual retirement benefit equal to the amount of the aggregate compensation for services as a Director (excluding stock compensation) paid to him or her for the 12-month period immediately prior to termination of Board service, multiplied by a fraction, the numerator of which is the number of years of service, up to a maximum of 10, as an Outside Director (including service as a Director or trustee of the Bank or any predecessor) and the denominator of which is 10. An individual who terminates Board service after having served as an Outside Director for 10 years may elect to begin collecting benefits under the Directors' Retirement Plan at or after attainment of age 55, however, the annual retirement benefits will be reduced pursuant to an early retirement reduction formula to reflect the commencement of benefit payments prior to age 65. An Outside Director may elect to have benefits distributed in any one of the following forms: (i) a single life annuity; (ii) a 50% or 100% joint and survivor annuity; or (iii) a single life annuity with a 5, 10, or 15 year guaranteed term. In the event that an Outside Director dies prior to the commencement of earned benefit payments under the Directors' Retirement Plan, a 50% survivor annuity will automatically be paid to his or her surviving spouse, unless the decedent has elected otherwise. This plan was frozen effective March 31, 2005.  Only four of the eight active Outside Directors are eligible to participate in the Directors' Retirement Plan.

2001 Stock Option Plan.  The Dime Community Bancshares, Inc. 2001 Stock Option Plan for Outside Directors, Officers and Employees (the "2001 Stock Option Plan") was adopted by the Company's Board of Directors and subsequently approved by its shareholders at their annual meeting held in 2001.  The 2001 Stock Option Plan reached its ten year anniversary in November 2011, and future awards are no longer permitted thereunder.

2004 Stock Incentive Plan.  The Dime Community Bancshares, Inc. 2004 Stock Incentive Plan (the "2004 Stock Incentive Plan") was initially adopted by the Company's Board of Directors and subsequently approved by its shareholders at their annual meeting held in 2004.  Amendment Number One to the 2004 Stock Incentive Plan was adopted by the Company's Board of Directors in March 2008 and subsequently approved by its shareholders at their annual meeting held in 2008.  At December 31, 2013, 104,566 shares remained eligible for future grant to either Outside Directors or officers and employees of the Company and its subsidiaries under the 2004 Stock Incentive Plan.  All 104,566 shares may be granted in the form of options; however, no more than 44,335 may be granted as restricted stock awards.  During the year ended December 31, 2013, the eight current Outside Directors were each granted 3,153 restricted stock awards under the 2004 Stock Incentive Plan, all of which vest to the respective recipients on May 1, 2014.

2013 Equity and Incentive Plan.  The Dime Community Bancshares, Inc. 2013 Equity and Incentive Plan (the "2013 Equity and Incentive Plan") was adopted by the Company's Board of Directors and subsequently approved by the Company's shareholders at their annual meeting held in 2013.  The 2013 Equity and Incentive Plan provides the Company with the flexibility to continue to make equity compensation available to Outside Directors, officers (including the CEO) and other employees of the Company or its subsidiaries, and to continue to offer cash-based incentive compensation in a tax-efficient manner to officers (including the CEO) and employees.  Under the 2013 Equity and Incentive Plan, up to 1,000,000 shares of Common Stock are eligible for award grants to Directors, officers and employees of the Company.  To date, no award shares have been granted under the 2013 Equity and Incentive Plan.
Director Stock Purchase Plan. In 2013, the Company established the Dime Community Bancshares, Inc. Director Stock Purchase Plan (the "DSPP").  The DSPP permits Outside Directors to receive, in the form of Common Stock, all or any portion of Board, Committee

Chair or Lead Director retainers that are otherwise payable in cash.  Any election must be made during a period when open market trading by the Outside Director is permitted, and can only be changed or revoked during a similar period.  All elections and changes are subject to Compensation Committee approval.  Elections are limited to a specific calendar year, and therefore must be renewed and approved by the Compensation Committee each year.  Under the DSPP, cash compensation is converted into shares of Common Stock based on the consolidated closing bid quotation for the Common Stock on the Nasdaq National Stock Market on the date on which the cash compensation would otherwise be paid.

The following table sets forth information regarding compensation earned by each Outside Director during the year ended December 31, 2013:

	DIRECTOR COMPENSATION FOR FISCAL YEAR 2013
Name	Fees Earned and Paid in Cash (1)	Fees Earned and Paid in Stock (2)	Stock Awards(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Anthony Bergamo	$68,500	$—	$45,000	—	$1,627	$115,127
George L. Clark, Jr.	68,000	—	45,000	—	1,627	114,627
Steven D. Cohn	60,000	—	45,000	—	1,627	106,627
Patrick E. Curtin	59,000	—	45,000	—	1,627	105,627
Robert C. Golden	31,000	30,000	45,000	—	1,627	107,627
Kathleen M. Nelson	29,000	30,000	45,000	—	1,627	105,627
Joseph J. Perry	55,750	10,000	45,000	—	1,627	112,377
Omer S. J. Williams	69,500	—	45,000	—	1,627	116,127
(1)	Includes cash retainer payments, meeting fees, and committee and/or chairperson fees earned during the year.

(2)
For Mr. Golden and Ms. Nelson, amounts represent elections under the DSPP to receive their respective semi-annual retainers in the form of Common Stock. The amounts reflected for both Mr. Golden and Ms. Nelson were the aggregate values on the June 27, 2013 and December 17, 2013 grant dates, computed as 974 shares multiplied by an award value of $15.40 per share on June 27, 2013 (the Common Stock closing price on June 27, 2013), and 910 shares multiplied by an award value of $16.48 per share on December 17, 2013 (the Common Stock closing price on December 17, 2013).    For Mr. Perry, amount represents an election under the DSPP to receive his 2013 Risk Committee Chair retainer in the form of Common Stock.  The amount reflected is the value on the December 17, 2013 grant date, computed as 606 shares multiplied by an award value of $16.48 per share( the Common Stock closing price on December 17, 2013).

(3)
Represents the value of the award on the April 30, 2013 grant date, computed as 3,153 shares multiplied by an award value of $14.27 per share (the Common Stock closing price on April 30, 2013).  All of these award shares vest on May 1, 2014.

(4)
Includes for each individual the increase (if any) for the year in the present value of the individual's accrued benefit (whether or not vested) under each tax-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual's accrued benefit under each such plan in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 715  as of the plan's measurement date in such fiscal year to the present value of the individual's accrued benefit as of the plan's measurement date in the prior fiscal year.  The Outside Directors do not participate in any plan under which they can earn nonqualified deferred compensation.

(5)	Amount represents dividends paid on unvested restricted stock awards that were granted on April 30, 2012 and April 30, 2013.

Executive Officers

The following individuals are executive officers of the Company and/or the Bank, holding the offices set forth opposite their names:

Name	Position Held
Vincent F. Palagiano	Chairman of the Board and CEO
Michael P. Devine	Vice Chairman of the Board and President(1)
Kenneth J. Mahon	SEVP and COO (1)
Daniel J. Harris	EVP and CLO
Terence J. Mitchell	EVP and CRTO
Timothy B. King	EVP and Chief Risk Officer ("CRIO")
Michael Pucella	EVP and Chief Accounting Officer ("CAO")(2)
Lance J. Bennett	EVP, General Counsel and Secretary
(1) Mr. Devine was appointed Vice Chairman and Mr. Mahon was appointed COO effective February 27, 2014.  Prior thereto, Mr. Devine and Mr. Mahon served as President and COO, and SEVP and CFO, respectively.  Mr. Mahon continued to serve as principal financial officer until the March 27, 2014 appointment of Michael Pucella to serve in this capacity.
(2) Mr. Pucella was appointed the Principal Financial Officer of the Company and Bank effective March 27, 2014, while retaining the titles of EVP and CAO.

The executive officers are elected annually and hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors.  The Company has entered into Employment Agreements with certain of its executive officers which set forth the terms of their employment.  See "Compensation Discussion and Analysis – 5.  Key Elements of the Compensation Package - Potential Payments Upon Termination and Change of Control."

Biographical information of the executive officers who are not Directors of the Company or Bank is set forth below.

Daniel J. Harris, age 57, has served as EVP and CLO of the Bank since January 2008.  Prior to joining the Bank, Mr. Harris served as EVP & Chief Credit Officer at Hudson Valley Bank, a commercial bank and financial services company, and CEO of Lowestloan.com; a nationwide mortgage banker.  Prior to those roles, Mr. Harris held senior positions at Credit Re Mortgage Capital, The Greater New York Savings Bank and Dollar Dry Dock Bank.  Mr. Harris earned a Juris Doctor from St. John's University and previously practiced law, with a specialty in real estate, as an employee of Manufacturers Hanover Trust Co. as well as two New York law firms.

Terence J. Mitchell, age 61, has been an EVP and the CRTO of the Bank since December 2010.  Mr. Mitchell oversees all retail banking operations, including Dime Direct (the Bank's call center), Marketing, Consumer Lending, Deposit Operations, Alternative Investments and Facilities.  Mr. Mitchell was most recently EVP and Senior Market Leader for Sovereign Bank's New York and New Jersey metropolitan division.  Prior to that, he served at Independence Community Bank for 33 years, rising to the position of EVP and President of Consumer Banking.  Mr. Mitchell has served on the Boards of numerous not-for-profit organizations in the Brooklyn community.

Timothy B. King, age 55, has over 31 years of banking experience, and has been with the Bank since 1983.   Mr. King was promoted to Treasurer of the Bank in 1989, Vice President of the Bank in 1993, Treasurer of the Company at its inception in 1995, First Vice President of both the Company and Bank in 1997, Senior Vice President of both the Company and the Bank in 1999 and EVP of both the Company and the Bank in 2008. In 2002, Mr. King was named the Chief Investment Officer of both the Company and Bank, overseeing the securities investment function of both entities.  In March 2011, Mr. King was named the CRIO of both the Company and the Bank, in charge of oversight of all risk management functions of both entities.

Michael Pucella, age 60, was promoted to Comptroller of the Bank in 1989 and of the Company at its inception in 1995, Vice President of both the Company and Bank in 1996, First Vice President of both the Company and Bank in 1997, Senior Vice President of both the Company and the Bank in 1999, and EVP of both the Company and Bank in 2009.  He currently serves as the CAO of both the Company and Bank, responsible for financial reporting, budgeting, corporate planning and tax administration.  Mr. Pucella has been with the Bank since 1981, and has over 39 years of banking experience.

Lance J. Bennett, age 62, has been with the Bank and Company since 2002, and has over 25 years of banking experience.

Mr. Bennett was hired as Vice President, General Counsel and Secretary of both the Company and Bank, and was promoted to First Vice President of both the Company and Bank in 2004, Senior Vice President of both the Company and Bank in 2007, and EVP of both the Company and Bank in 2011.  He currently serves as General Counsel and Secretary of both the Company and Bank, responsible for all legal matters as well as corporate governance.  He additionally oversees the Human Resources and corporate insurance functions of both the Company and Bank.

Compensation Discussion and Analysis

Introduction
Set forth below are: (i) a description of the Company's decision making process for compensating the Named Executive Officers, (ii) a discussion of the background and objectives of the Company's compensation programs for the `Named Executive Officers, and (iii) a description of the material elements of the compensation of each of the Named Executive Officers.
The descriptions of compensation plans, programs and individual arrangements referred to in the Compensation Discussion and Analysis that are governed by written documents are qualified in their entirety by reference to the full text of their governing documents. Other than broad-based plans applicable to substantially all salaried employees, these documents have been filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and are incorporated herein by this reference.
1.            Objectives
The goals of the executive compensation program are to enable the Company to attract, develop and retain strong executive officers capable of maximizing the Company's performance for the benefit of its shareholders. The Company's executive compensation philosophy is, consistent with prudent banking business practices, to provide competitive target compensation opportunities with actual amounts earned commensurate with its financial performance and the generation of long-term value for shareholders through dividends and stock price appreciation. To accomplish these goals, the Company sets a base salary to provide a reasonable level of predictable base income and near- and long-term performance-based compensation to provide the Named Executive Officers with clear opportunities to increase the value of their compensation by positive contribution to stockholder interests.  The pay elements are intended to balance an appropriate mix of risk and return.  Annual incentive awards are designed to provide incentives to encourage efforts to attain near-term goals which do not encourage excessive risk taking. Longer term incentive and stock awards are structured to align the executive's interests with those of the Company's shareholders and serve to retain executives over the long term.

2.            Key Compensation Practices and Policies

The following summarizes certain executive compensation practices the Company has implemented in order to drive financial performance and the generation of long-term value for shareholders:

•
Pay for performance: Significant portions of the compensation provided to Named Executive Officers are delivered through variable compensation plans where payouts are contingent on Company performance relative to pre-established goals.

•	Balance of short-term and sustained results: The Company uses a balanced approach to annual and long-term incentives that reinforces performance while not encouraging inappropriate risk taking.
•
Use of multiple performance measures: Both the annual incentive and cash-based, multi-year long-term incentive plans use multiple, and different, performance measures to reflect a holistic assessment of performance.

•
Minimum stock ownership and retention guidelines: The Company has adopted stock ownership and retention guidelines to further align the interests of the Named Executive Officers with those of shareholders.

•	Anti-hedging and pledging policy: The Company has adopted an anti-hedging and pledging policy to reinforce the impact of stock ownership guidelines and equity awards.
•	Clawback policy: The Company has adopted a policy to recoup payments to Named Executive Officers in the event of financial restatements.
•	Pay caps on cash-based awards: The Company uses pay caps at the individual or overall plan funding levels to mitigate risk.
•	Negative discretion: The Compensation Committee has the ability to exercise negative discretion to reduce the formulaic pay-for-performance compensation.

3.            Linkage between Pay and Performance.

Significant Portion of Annual Compensation is Performance-Linked.

A substantial portion (over 50% in the case of the CEO) of the annual compensation of each Named Executive Officer is linked to the achievement of corporate performance objectives.  The following bar graphs reflect the approximate target portion of each Named Executive Officer's total compensation that is performance linked as either cash-based Long-Term Incentive awards ("Cash LTI") or Annual Incentive compensation.

(1)  Base salary reflects the amounts discussed in "5.  Key Elements of the Compensation Package ‑ Base Salary."
(2)  Equity LTI reflects the amounts discussed in "5.  Key Elements of the Compensation Package ‑ Long-Term Equity Award Incentives – Named Executive Officers Other Than Mr. Palagiano."
(3)  Cash LTI reflects the amounts discussed in "5.  Key Elements of the Compensation Package ‑  Long-Term Incentives - Vincent F. Palagiano," and "5.  Key Elements of the Compensation Package ‑ Cash-Based Long-Term Incentives ‑ Named Executive Officers Other Than Mr. Palagiano."
(4)  Annual Incentive reflects the amounts discussed in "5.  Key Elements of the Compensation Package ‑ Annual Incentives."

The Company does not regard amounts reported for 2013 under the caption "Change in Pension Value and Nonqualified Deferred Compensation Earnings" in the Summary Compensation Table as recurring compensation.  The amounts shown solely reflect changes in the present value of pension benefits that were accrued prior to, and frozen as of, March 2000 due to interest rate and mortality assumptions.  Also not regarded as recurring compensation are Annual Service Credits under the Benefit Maintenance Plan ("BMP') for a fixed period ending December 31, 2015 ("BMP Annual Service Credits"). As more fully described below under the caption "5.  Key Elements of the Compensation Package – BMP", these amounts represent consideration committed to be paid to certain Named Executive Officers in connection to certain modifications to their Employment Agreements.

Peer Group.  In making executive compensation decisions, the Compensation Committee seeks to maintain a strong linkage between pay and corporate performance, both in absolute terms and in relation to a designated peer group. The Compensation Committee uses the same peer group both to form its determination of the competitiveness of its compensation practices and to assess corporate performance.  Please see "6.  Material Policies and Procedures - Benchmarking and Survey Data" for further discussion of the peer group.

Performance Assessment at December 31, 2013.  For 2013, the Compensation Committee reviewed the following performance measures over 1- and 3-year periods on both an absolute basis and relative to members of its peer group:

	1-Year Period Ending December 31, 2013		3-Year Period Ending December 31, 2013
Performance Measure(1)	Absolute Performance	Percentile Rank(2)	Absolute Performance	Percentile Rank(2)
Total Shareholder Return	26%	25th to 50th	30.44%	Below 25th
Reported Earnings Per Share ("EPS") Growth Rate	5.2	25th to 50th	(0.6)	25th to 50th
Core EPS(3)	N/A	N/A	$3.56	N/A
Core EPS Before Credit Costs(4)	$1.12	N/A	N/A	N/A
Reported Return on Average Equity ("ROAE")	10.58%	Above 75th	11.57%	Above 75th
Cash Return on Average Equity	11.41	Above 75th	12.43	Above 75th
Efficiency Ratio	46.02	Above 75th	43.33	Above 75th
Return on Average Risk Weighted Assets	1.45	50th to 75th	1.51	50th to 75th
(1)	Please refer to the Appendix for a discussion of the computation of these performance measures
(2)	In all instances, a higher percentile ranking is more favorable regardless of whether the preferred underlying performance measure is a lower value.
(3)
Given the nature of the computation of this measure, comparable measures for the peer group cannot readily be determined.  As a result, percentile rank is not presented.  This measure is not analyzed by the Compensation Committee for the one-year period.

(4)
Given the nature of the computation of this measure, comparable measures for the peer group cannot readily be determined.  As a result, percentile rank is not presented.  This measure is not analyzed by the Compensation Committee for the three-year period.

Viewing all of the performance measures in the aggregate, the Compensation Committee regards the Company's peer group performance to be well above the medians for both the one- and three-year periods reviewed.  The results of this performance, as described later, were above target incentive pool funding and payouts to the Named Executive Officers.

While total shareholder return is a key measure, the Compensation Committee recognizes that this metric may be influenced by external factors unrelated to the Company's fundamentals and that percentile rank relative to peers may be distorted when the peer group is small and when peer group members experience high or low stock values at the beginning or end of the measurement period.

4.            Say on Pay Results.

At the Company's 2013 annual shareholders meeting, approximately 79.4% of the votes cast by shareholders with respect to a non-binding resolution to approve Named Executive Officer compensation were cast in favor of approval. The Company regarded the results of this vote as generally supportive of its approach to Named Executive Officer compensation and did not change its executive compensation policies or decisions as a consequence of the shareholder vote.

However, in response to published commentary on its compensation practices, the Company has enhanced the disclosures provided in this Proxy Statement in the following respects:

What commentary requested:	What the Company has provided:
More information about the goal-setting processes for annual and long-term incentives
Additional disclosure regarding the manner in which performance goals are established in relation to the Capital Plan (as defined in the section entitled "Annual Incentives" under "5.  Key Elements of the Compensation Package") and reasons the targets may increase or decrease from year to year

More information regarding the BMP Annual Service Credits	Additional disclosure regarding the decision making process for awarding BMP Annual Service Credits and the finite nature of this practice
More information regarding the manner in which the Company identifies a peer group for use in the compensation decisions	Additional disclosure concerning the processes for establishing and adjusting the peer group
More accessible disclosure of the key compensation practices	Separate disclosure at the beginning of the Compensation Discussion & Analysis that summarizes key "best practice" policies and procedures

5.            Key Elements of the Compensation Package
The Company's 2013 compensation program for Named Executive Officers consisted of three key elements:
•	base salary to provide a reasonable level of recurring income;
•	annual incentives to motivate the Named Executive Officers to achieve short-term operating objectives; and
•	long-term incentives designed to retain talented employees and provide an incentive to maximize shareholder return in the longer term.
The Company additionally provides certain retirement plans, termination benefits, fringe benefits and perquisites, in some instances for a large group of employees and in others limited to one or more executives.
Base Salary.  The Company seeks to pay competitive base salaries by establishing a median pay level approach (See "6.  Material Policies and Procedures – Benchmarking and Survey Data" for further detail regarding the methods used to that end).  Executive base salary levels are generally reviewed on an annual basis and adjusted as appropriate.  The Company desires to compensate executives fairly while being sensitive to managing fixed costs.
For 2013, the Compensation Committee considered the prevailing market conditions, individual contributions, and Company performance, and determined, with the input of Mercer, a nationally recognized compensation consulting firm, to increase the 2013 base salaries of each Named Executive Officer by 2.5%.  In the interest of maintaining expenses, Messrs. Palagiano and Devine declined to accept the proposed raises.  2013 base salary adjustments for the Named Executive Officers were as follows:

Name	Salary Increase	% Increase	Resulting Annual Base Salary Rate
Vincent F. Palagiano	$—	—%	$710,000
Michael P. Devine	—	—	560,000
Kenneth J. Mahon	$10,400	2.50	426,400
Daniel Harris	8,425	2.50	345,425
Terence Mitchell	8,125	2.50	333,125

Salary decisions for the Named Executive Officers were made within the context of a competitive compensation review produced by Mercer.

Annual Incentives.  The Company maintains a formal, shareholder-approved Annual Incentive Plan ("AIP") under which the Named Executive Officers may be awarded the opportunity to earn an annual cash payment based on the degree of achievement of pre-determined, formulaic performance measures.   For 2013, the Company used a goal attainment approach to determine annual incentive payments for the Named Executive Officers.  Under this approach, maximum annual incentive award opportunities of $412,684 and $305,229 were established for Mr. Palagiano and Mr. Devine, respectively, for threshold achievement of any of one four key measures, and a collective bonus pool was established for the remaining executive officers to provide competitive target cash compensation opportunities.  Target represents the payout level for performance at expectation.  A threshold opportunity for performance below which no award is paid was set at 50% of target and a maximum payout of 150% of target was set to reward superior performance.  Target annual incentive percentages for the Named Executive Officers approximate median relative to levels obtained from the 2012 Comparison Group.

The award opportunities were then linked with performance goals derived from a formal written capital plan approved by the Board of Directors (the "Capital Plan').  Embedded in the Capital Plan and related forecasts are decisions regarding the prudent deployment of capital and assets.  In some years, these forecasts may reflect judgments to forego certain current earnings opportunities in favor of the prospect of more attractive future opportunities or other strategies designed to achieve long-term financial success at a sacrifice to current performance.  This was the case in 2012 and 2013, when loan growth was expected to be deferred in anticipation of a near-term increase in market interest rates.   In these circumstances, the Compensation Committee may establish performance targets that reflect a year-to-year decline in earnings or other performance factors and use its discretion at year-end to reduce payout levels.

For 2013, performance for purposes of annual incentives was initially assessed on four equally weighted key measures:  Core EPS Before Credit Costs, Reported EPS, ROAE and Core Return on Average Risk-weighted Assets.  Target levels of performance were set at 100% of forecast amounts derived from the Capital Plan.  Results of these measures relative to the pre-established objectives were used to determine preliminary payout levels at the end of 2013.  To balance incentives to achieve financial results against the need to discourage excessive risk-taking, the Compensation Committee also considered Company performance on supplemental measures, including efficiency ratio, non-performing assets, net charge-offs and capital ratios, relative to historical and peer company results.  The Compensation Committee may exercise judgment to adjust the payout levels from the preliminary amounts based on its review of performance of supplemental or other relevant measures, but may not increase the payouts to Messrs. Palagiano or Devine above the pre-established maximums.

Performance measure results relative to goals were as follows:

Key Measures (1)	Threshold	Target	Superior	Result
Core EPS Before Credit Costs	$1.02	$1.14	$1.26	$1.12
Reported EPS	$0.92	1.03	$1.14	1.23
Reported ROAE	7.81%	8.81%	9.81%	10.58%
Core Return on Average Risk-Weighted Assets	1.04%	1.17%	1.30%	1.31%
(1)	Please refer to the Appendix for a discussion of the computation of the key measures.

The Compensation Committee, in consideration of overall financial results and the aforementioned supplemental measures, approved payment amounts to Mr. Palagiano of $400,000 (131.3% of target payout, and 96.9% of payment calculation); and Mr. Devine of $300,000 (133.1% of target payout, and 98.3% of payment calculation).   The approved payments to Mr. Mahon, Mr. Harris, and Mr. Mitchell were $200,000, $140,000, and $140,000, respectively.  The latter three bonus payments were analyzed as part of a collective bonus paid to the Company's remaining executive officer group.  The aggregate bonus paid to this group of remaining executives totaled 133.9% of the target payout and 98.9% of the payment calculation.  The aggregate calculated amount of $1.56 million represented 135.4% of target.  As part of the continuing effort to control operating expenses, the Compensation Committee decided to pay out less than the full aggregate amount.  Payments aggregating $1,530,000 were approved compared to $1,557,000 permitted under the plan.

Long-Term Incentives - Vincent F. Palagiano.  The 2008 amendments to the 2004 Stock Incentive Plan increasing the number of shares available provide that Mr. Palagiano is ineligible to receive stock options or awards under that plan. Instead, the Company adopted a cash-based, multi-year long-term incentive plan in which Mr. Palagiano is eligible to participate. The amendment was designed to provide a competitive long-term incentive arrangement instead of the opportunities that Mr. Palagiano would otherwise have received under the 2004 Stock Incentive Plan.  The plan enhances overall pay for performance since the value earned relates directly to the Company's performance on selected key metrics. The period for measurement of the grant awarded in 2013 is January 1, 2013 through December 31, 2015. The plan sets an incentive target for this period of $447,300 (63.0% of base salary of $710,000), and a range of payout levels for this period as follows: threshold payout level represents a payment of $223,650 (50% of the target), and is paid for a baseline level of acceptable performance to receive any award; target payout represents a payment of $447,300 and is paid for performance at expectation; and maximum payout represents a payment of $670,950 (150% of target) and is paid for exceptional performance. The criteria for payment for this period are as follows:

	Threshold	Target	Maximum	Criteria Weight in Determining Payout
Total Shareholder Return ("TSR") (percentile rank in 2012 Comparison Group)(1)	40th	50th	74th	50%
Cumulative Core EPS(2)	$2.62	$2.91	$3.20	25%
Average Annualized Reported ROAE	6.79%	7.99%	9.19%	25%

(1) The 2012 Comparison Group is discussed below under "6.  Material Policies and Procedures."

(2) Please refer to the Appendix for a discussion of the computation of Cumulative Core EPS.
  The Compensation Committee does not have discretion to increase the size of the payout or to award compensation if the goals are not met.  Payment will be made in cash in the first quarter of 2016 if Mr. Palagiano is employed on December 31, 2015. If Mr. Palagiano's employment terminates prior to that date due to death, disability or retirement, the Company's obligation will be prorated for performance as of the effective date of the termination and paid at the end of the performance period unless the Compensation Committee has determined otherwise. The Compensation Committee may provide for immediate payout in the case of death. In the event of a change of control, performance will be assessed through the end of the change of control date and prorated payment made as soon as possible after that date. If the actual performance results cannot be calculated, the target will be used.

A similar long-term incentive arrangement implemented for Mr. Palagiano in 2011 for the 3-year period ended December 31, 2013 was settled.  The plan set an incentive target for this period of $447,300 (63.0% of base salary of $710,000), and a range of payout levels for this period as follows: threshold payout level represents a payment of $223,650 (50% of the target), and is paid for a baseline level of acceptable performance to receive any award; target payout represents a payment of $447,000 and is paid for performance at expectation; and maximum payout represents a payment of $670,950 (150% of target), and is paid for exceptional performance. The established performance goals, actual achievement levels and incentive earned for the measurement period are shown in the following table:

Performance Goal	Threshold	Target	Maximum	Actual	Achievement (% of Target)	Weighted Achievement(1)	Payout Amount ($)
TSR (percentile rank in comparison group) (2)	40th	50th	74th	25th	-	-%	$-
Cumulative Core EPS (3)	$3.19	$3.54	$3.89	$3.56	102.78%	25.695%	$114,934
Average Annualized Reported ROAE	9.20%	10.80%	12.40%	11.57%	124.06%	31.015%	$138,730
Total Payout						56.710%	$253,664
(1) The Weighted Achievement is calculated as the Achievement Percentage multiplied by the weighting of the respective performance goal in determining the payout amount. In accordance with the plan, the TSR was provided a 50% weighting, while Cumulative Core EPS and Average Annualized Reported ROAE were each provided a 25% weighting.  See "Compensation – Compensation Plans - Long Term Cash Incentive Payment Plan" for a further discussion of the applicable provisions of the plan.

(2) The comparison group was developed by Mercer as of December 31, 2010, and consisted of the following: First Niagara Financial Group, Inc., Flushing Financial Corp., Investors Bancorp, Inc., Kearny Financial Corp, Oritani Financial Corp., OceanFirst Financial Corporation, Provident Financial, Signature Bank, Sterling Bancorp, Sun Bancorp, Inc., TrustCo Bank Corp and Valley National Bancorp

(3) Please refer to the Appendix for a discussion of the computation of Cumulative Core EPS.

Long-Term Incentives – Named Executive Officers Other Than Mr. Palagiano.  In 2013, the Company elected to provide 50% of the total long-term incentive compensation award for each of the Named Executive Officers excluding Mr. Palagiano in the form of restricted stock awards and 50% in the form of a cash performance-based, multi-year long-term incentive plan award.
Long-Term Equity Award Incentives – Named Executive Officers Other Than Mr. Palagiano. The Compensation Committee believes that grants of long-term incentives in the form of stock options or restricted stock awards are, in most cases, an effective method of aligning executive rewards with the creation of value for shareholders through stock appreciation.
In consideration of the Company's performance for the year ended December 31, 2012, the Compensation Committee recommended, and the Board granted, awards of restricted stock to the Named Executive Officers other than Mr. Palagiano after considering Mercer's assessment of comparable practices at the 2012 Comparison Group as well as Company and individual performance, the 2012 operating environment and competitive market conditions.

In 2013, no grants of stock options were made to the Named Executive Officers, and grants of restricted stock shares were made to the following Named Executive Officers:

Name	# of Shares in Restricted Stock Awards	Total Value of Grant
Michael P. Devine	9,811	$140,000
Kenneth J. Mahon	6,559	93,600
Daniel Harris	4,959	70,770
Terence Mitchell	4,783	68,250

All of the grants in the table above were made effective April 30, 2013, vest over four years and had a grant date fair value of $14.27 per restricted stock share. The Company intends to make selective equity awards in the future as part of its ongoing competitive executive compensation program. Please refer to Note 15 of the Company's financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2013 for information on the calculation of these award values.

Cash-Based Long-Term Incentives – Named Executive Officers Other Than Mr. Palagiano.  As previously discussed, in 2013 the Company elected to provide 50% of the total long-term incentive compensation computed for each of its Named Executive Officers excluding Mr. Palagiano in the form of restricted stock awards and 50% in the form of a cash performance-based, multi-year long-term incentive plan award.  Such award arrangement enhances overall pay for performance since the value earned relates directly to the Company's performance on selected key metrics. The period for measurement of the cash grant awarded in 2013 is January 1, 2013 through December 31, 2015. The plan award sets incentive targets for each individual for this period and a range of payout levels for the measurement period.  The criteria for payment for this period are the same as previously presented for Mr. Palagiano's 2013 grant.

Based upon this criteria, each Named Executive Officer other than Mr. Palagiano can earn either a target payout, representing 50% of his total long-term incentive award value, and which is paid for performance at expectation, a threshold payout level (50% of the target payout), which is paid for a baseline level of acceptable performance to receive any award, or a maximum payout (150% of the target payout) which is paid for exceptional performance.

For the Named Executive Officers other than Mr. Palagiano, the following table summarizes these potential payouts:

Name	Threshold Payout	Target Payout	Maximum Payout
Michael P. Devine	$70,000	$140,000	$210,000
Kenneth J. Mahon	46,800	93,600	140,400
Daniel Harris	35,385	70,770	106,155
Terence Mitchell	34,125	68,250	102,375

The Compensation Committee does not have discretion to increase the size of the payout or to award compensation if the goals are not met.  Payment will be made in cash in the first quarter of 2016 to any of the Named Executive Officers listed in the table above who is employed on December 31, 2015. If the employment of any such Named Executive Officer terminates prior to that date due to death, disability or retirement, the Company's obligation will be prorated for performance as of the effective date of the termination and paid at the end of the performance period unless the Compensation Committee has determined otherwise. The Compensation Committee may provide for immediate payout in the case of death. In the event of a change of control, performance will be assessed through the end of the change of control date and prorated payment made as soon as possible after that date. If the actual performance results cannot be calculated, the target will be used.

Other Elements of the Executive Compensation Package.  The Company's compensation program for Named Executive Officers consisted of the following additional elements:
Retirement Plan – The Bank maintains the Retirement Plan of The Dime Savings Bank of Williamsburgh (the "Retirement Plan"), a noncontributory, tax-qualified defined benefit pension plan for eligible employees; however, all participant benefits under the Retirement Plan were frozen in March of 2000, and no benefits have been accrued under the Retirement Plan since that date.

401(k) Plan – The Bank maintains the 401(k) Plan, which is a tax-qualified defined contribution plan permitting salaried employees with at least one year of service to make pre-tax salary deferrals under Section 401(k) of the Internal Revenue Code of 1986 (the "Code"). Each participant receives a fully vested contribution of 3% of "covered compensation" as defined in the 401(k) Plan, up to applicable Internal Revenue Service ("IRS") limits. The 3% contribution was required through 2006 and is discretionary in years after 2006.
ESOP – The Company has established, and the Bank has adopted, the ESOP and related trust for the benefit of eligible employees. All of the Company's and Bank's salaried employees are eligible to become participants in the ESOP after one year of employment.
BMP – The Bank maintains a BMP, which provides eligible employees with benefits that would be due under the Retirement Plan, ESOP and 401(k) Plan, if such benefits were not limited under the Code. Effective April 1, 2000, Retirement Plan benefit accruals were frozen, thus eliminating related benefit accruals under the BMP. However, the present value of such benefits continues to increase as the Named Executive Officers approach normal retirement age. These increases in present value are reported in the Summary Compensation Table under the column Change in Pension Value and Nonqualified Deferred Compensation Earnings.

In December 2010, the Compensation Committee approached Messrs. Palagiano, Devine and Mahon with a proposal to amend the terms of their respective employment agreements.  The proposed changes included computing bonus-related severance payments with reference to recent rather than highest historical bonuses, reducing the severance compensation multiple from five years of annual compensation in certain cases to three years in all cases, eliminating a supplemental retirement benefit payable on termination following a change in control and replacing the executive's right to a "single trigger" of the payment obligations on a change of control (i.e. the "right to walk" and receive severance pay), with a "double trigger" requiring either termination without cause or resignation with good reason. At that time, the estimated value of the employment agreements under a change of control (plus discharge) aggregated $45.4 million, pre-tax.

The employment agreements constituted contracts between the Company and the executives.  In order to be binding upon the executives, any amendments required that the executives receive adequate consideration in return for the modifications. The Board offered $7.0 million, in the aggregate, to the three executives, to be earned over a 5-year period beginning with the year ended December 31, 2011, under defined conditions, including that of providing continuing services to the Company over the earn-out period ("BMP Annual Service Credits").  In February 2011, the executives agreed to the changes, and the initial BMP Annual Service Credit installment was made to the BMP.  Although the Company undertook the entire contractual obligation for the BMP Annual Service Credits in 2011, SEC reporting rules require that they be reported in the Summary Compensation Table ratably as they are credited to the executives' BMP accounts.
The BMP Annual Service Credits, which total $1.4 million annually on a pre-tax basis, are not considered "performance based" compensation.  However, by amending the existing employment agreements, the Company reduced the maximum potential payment obligation of the three employment agreements by an estimated $28.2 million.

The final BMP Annual Service Credit payment is to be made in 2015.

2001 Stock Option Plan – The Company's Board of Directors adopted the 2001 Stock Option Plan, which was approved by the Company's shareholders at their 2001 annual meeting. At December 31, 2012, there were no stock options eligible for future grant under the 2001 Stock Option Plan.
2004 Stock Incentive Plan – The Company's Board of Directors has adopted the 2004 Stock Incentive Plan, which was approved by the Company's shareholders at their 2004 annual meeting, with additional shares approved by shareholders at their 2008 annual meeting. At December 31, 2013, up to 104,566 shares remained eligible for future grant to either Outside Directors or officers and employees of the Company and its subsidiaries under the 2004 Stock Incentive Plan. All of these may be granted in the form of stock options, while up to 44,335 shares may be granted as restricted stock awards.  Under the terms of the 2004 Stock Incentive Plan, the eligible grant amount may be increased by the amount of shares granted under the 2004 Stock Incentive Plan that are subsequently forfeited by the recipient.

2013 Equity and Incentive Plan – The Company's Board of Directors has adopted the 2013 Equity and Incentive Plan, which was approved by the Company's shareholders at their 2013 annual meeting.  The 2013 Equity and Incentive Plan provides the Company with the flexibility to make equity compensation available to Outside Directors, officers (including the CEO) and other employees of the Company or its subsidiaries, and to continue to offer cash- and performance-based incentive compensation in a tax-

efficient manner to officers (including the CEO) and employees.  Under the 2013 Equity and Incentive Plan, up to 1,000,000 shares of Common Stock are eligible for award grants to either to Directors, Named Executive Officers or other officers and employees of the Company.

Perquisites – Certain Named Executive Officers are provided with modest perquisites, including use of a company car and professional financial planning and tax preparation services. The Company provides these benefits in kind; however, the Compensation Committee considers the cost of these items in establishing the other elements of compensation. The Company provides these benefits because they are usual and customary in the industry.
Potential Payments Upon Termination and Change of Control – The Company believes it is in its best interests to provide severance benefits to the Named Executive Officers in the event of their termination of employment under certain circumstances.  Specifically, Messrs. Palagiano, Devine and Mahon (the "Senior Executives") are entitled to severance benefits upon their termination of employment by the Company without cause, or their resignation for good reason.  Messrs. Harris and Mitchell (the "Contract Employees") have change of control agreements that provide severance benefits payable only upon a change of control and termination of their employment by the Company or its successors without cause or their resignation for good reason, in each case, within certain periods following or preceding a change of control. The Company and Bank have determined that these types of protections are required in order to retain talented and qualified executive officers. The Compensation Committee has determined that a more comprehensive employment agreement with change of control triggers is necessary to retain the Senior Executives.
Employment Agreements and Change in Control Agreements. Consistent with the practices of other financial institutions of similar size and business mix in the greater New York metropolitan area, the Company and Bank have entered into employment or change in control severance agreements with each of their executive officers. The Company considers these arrangements important retention devices. They also provide a measure of financial security for executive officers so that, when faced with the prospect of a negotiated or unsolicited merger opportunity, they can focus on the business of the Company with reduced personal distractions. The Company periodically reviews the terms of these agreements against the publicly disclosed terms and conditions of contracts at other institutions and compares their projected costs to those disclosed for similar contracts in the merger proxy statements in recent financial institution mergers.  The Employment Agreements, as defined below, were amended and restated in 2011 to reflect the most recent such review.
Employment Agreements with Messrs. Palagiano, Devine and Mahon. At December 31, 2013, the Company and Bank were parties to employment agreements ("Employment Agreements") with each of the Senior Executives. These Employment Agreements establish the respective duties and compensation of the Senior Executives and are intended to ensure that both the Company and Bank can maintain a stable and competent management base. The continued success of the Company and Bank depend to a significant degree on the skills and competence of the Senior Executives.
               The Employment Agreements provide for three-year terms. The Bank's Employment Agreements provide that, prior to the first anniversary date and continuing each anniversary date thereafter, the Bank's Board of Directors may agree, after conducting a performance evaluation of the Senior Executive, to extend his Employment Agreement for an additional year, so that the remaining term shall be three years. Each of the Bank's Employment Agreements has been extended to a December 31, 2016 expiration date. The Company's Employment Agreements provide for automatic daily extensions unless written notice of non-renewal is provided by the Board of Directors or the Senior Executive, in which event the Employment Agreement shall end on the third anniversary of such notice.
The Employment Agreements provide for termination by the Bank or the Company at any time for cause as defined in the Employment Agreements. In the event that either the Company or Bank chooses to terminate a Senior Executive other than for cause, or a Senior Executive resigns from the Bank or Company for "good reason" as defined in the Employment Agreements, the Senior Executive or, in the event of death, his beneficiary, would be entitled to a lump sum cash payment in an amount equal to the remaining base salary and bonus payments (based upon current target or highest of his last three bonus payments, whichever is greater) due to the Senior Executive and the additional contributions or benefits that would have been earned under any employee benefit plans during the remaining term of the Employment Agreement and payments that would have been made under any non-equity incentive compensation plan during the remaining term of the Employment Agreement. The Senior Executive would also have the right to receive a lump sum cash payment of benefits to which he would have been entitled under the BMP. Both the Bank and Company would also continue the Senior Executive's life, health and disability insurance coverage for the remaining term of the Employment Agreement. For purposes of the Employment Agreements, "good reason" generally means (i) assignment of duties inconsistent with the Senior Executive's status or a substantial adverse alteration in the nature or status of responsibilities or a requirement to report to a different position, (ii) reduction in annual base salary (unless mandated at the initiation of applicable regulatory authority), (iii) failure to pay compensation or deferred compensation within seven days of when due unless inadvertent, immaterial or cured after notice, (iv) failure to continue in effect compensation plans material to total compensation (or substitute plans) with respect to the Senior Executive, (v) failure to continue to provide certain benefits or materially maintain benefits (unless mandated at the initiation of applicable regulatory authority), (vi) failure of the Bank to obtain satisfactory agreement from a successor to assume and agree to perform the Employment Agreements, (vii) any purported termination by the Bank not for cause or disability, (viii) a relocation of the Senior Executive's principal place of employment outside of the New York metropolitan area, or (ix) a material breach of the Employment Agreements, unless cured within 30 days.
Payments to the Senior Executives under the Bank's Employment Agreements are guaranteed by the Company in the event that payments or benefits are not paid by the Bank. The Company will make all payments under its own Employment Agreements. To the extent that payments under the Company's and Bank's Employment Agreements are duplicative, payments due under the Company's Employment Agreements would be offset by amounts actually paid by the Bank. Each Senior Executive would be entitled to reimbursement of certain costs incurred in interpreting or enforcing the Employment Agreements up to $50,000.
Cash and benefits paid to a Senior Executive under the Employment Agreements together with payments under other benefit plans following a change of control of the Bank or Company may constitute an "excess parachute" payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank. The Company's Employment Agreements include a provision indemnifying each Senior Executive on an after-tax basis for any "excess parachute" excise taxes ("280G Indemnity").
Employee Retention Agreements with Messrs. Harris and Mitchell.  The Bank has, jointly with the Company, entered into Employee Retention Agreements ("Retention Agreements") with the Contract Employees. The purpose of the Retention Agreements is to secure the Contract Employees' continued availability and attention to the Bank's affairs, relieved of distractions arising from the possibility of a change of control, as defined in the Retention Agreements. The Retention Agreements do not impose an obligation on the Bank to continue the Contract Employees' employment, but provide for a period of assured compensation (the "Assurance Period") following a change of control.  The Retention Agreements provide for Assurance Periods of three years for Mr. Harris and two years for Mr. Mitchell. The applicable Assurance Periods for the present agreements with Mr. Harris and Mr. Mitchell will be automatically extended on a daily basis under the Retention Agreements until written notice of non-extension is provided by the Bank or the Contract Employee. Both Retention Agreements expire as of December 31, 2016, on which date, or prior thereto, the Bank may choose to extend either or both Retention Agreements.
               If, during the Assurance Period, or prior to commencement of the Assurance Period but within three months of and in connection with a change of control (as defined in the Retention Agreements), a Contract Employee is discharged without "cause" (as defined in the Retention Agreements) or voluntarily resigns within ninety days following: (i) a failure to appoint or elect the Contract Employee to the same position in which he was serving; (ii) a material failure, after notice, to vest in the Contract Employee his responsibilities on the day before the Assurance Period commenced (or the functions, duties and responsibilities of a more senior office to which he may be appointed); (iii) a failure of the Bank to cure a material breach of the Retention Agreement after notice; (iv) a reduction in compensation or a material reduction in benefits; or (v) relocation of the Contract Employee's principal place of employment which results in certain adverse commuting increases, the Contract Employee (or, in the event of his death, his estate) would be entitled to, subject to certain restrictions: (a) continued group life, health, accident and long-term disability insurance benefits for the unexpired Assurance Period, (b) a lump sum cash payment equal to the remaining base salary (present value) and bonus payments the Contract Employee would have earned during the unexpired Assurance Period, and (c) any additional contributions and benefits that the Contract Employee would have earned under the Bank's or the Company's employee benefit plans during the unexpired Assurance Period.
               The cash and benefits paid under the Retention Agreements, together with payments under other benefit plans following a "change of control," may constitute an "excess parachute" payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and Bank under Section 4999 of the Code. The Retention Agreement of Mr. Harris includes a provision whereby the Company pays him a 280G Indemnity.
6.            Material Policies and Procedures

Benchmarking and Survey Data.  The Compensation Committee utilizes legal counsel and Mercer, a nationally recognized compensation consulting firm, to assist in performing its duties. The Committee relies on legal counsel to advise on its obligations under applicable corporate, securities and employment laws, to assist in interpreting the Company's obligations under compensation plans and agreements, and to draft plans and agreements to document business decisions. The consulting firm regularly analyzes the Company's executive pay levels, by each of the three key elements cited and in total, and the Company's performance.  The 2012 Comparison Group was used for comparison of both pay level and corporate performance.  Asset size, market capitalization, business model and location were the primary factors considered when selecting the 2012 Comparison Group, which was comprised of the following companies:

	As of December 31, 2012 ($ in Billions)
Company Name	Total Assets	Market Capitalization	City and State of Corporate Headquarters
Flushing Financial Corporation	$4.45	$0.47	Lake Success, NY
Investors Bancorp Inc.	12.72	1.99	Short Hills, NJ
Kearny Financial Corporation	2.94	0.65	Fairfield, NJ
OceanFirst Financial Corporation	2.27	0.25	Toms River, NJ
Oritani Financial Corporation	2.70	0.69	Township of Washington, NJ
Provident Financial Services Inc.	7.28	0.89	Jersey City, NJ
Signature Bank	17.46	3.37	New York, NY
Sterling Bancorp	2.75	0.41	New York, NY
Sun Bancorp Inc.	3.22	0.31	Vineland, NJ
TrustCo Bank Corporation	4.35	0.50	Glenville, NY
Valley National Bancorp	16.01	1.85	Wayne, NJ
Median	4.35	0.65
Dime Community Bancshares, Inc.	3.91	0.50	Brooklyn, NY

The Compensation Committee uses this analysis to assist it in understanding market practices and trends and to develop and evaluate the effectiveness of recommended performance-linked compensation strategies. Generally, the Compensation Committee endorses a median pay level approach, with actual pay commensurate with relative performance. To that end, the flexibility provided by the bonus program permits the Compensation Committee to take market conditions into account each year.
Role of Executive Officers in Determining Executive Compensation.  The Compensation Committee determines the compensation for all executive officers but considers the views of the CEO, President, and CFO in making compensation decisions for their subordinates.
Impact of Accounting and Tax Treatment.
Section 162(m) – Section 162(m) of the Code imposes a $1,000,000 annual limit per executive officer on the Company's federal tax deduction for certain types of compensation paid to the Named Executive Officers other than the CFO. It has been the Compensation Committee's practice to structure the compensation and benefit programs offered to the Named Executive Officers with a view to maximizing the tax deductibility of amounts paid. However, in structuring compensation programs and making compensation decisions, the Compensation Committee considers a variety of factors, including the Company's tax position, the materiality of the payments and tax deductions involved, and the need for flexibility to address unforeseen circumstances. After considering these factors, the Compensation Committee may decide to authorize payments all or part of which would be nondeductible for federal tax purposes. It is anticipated that any compensation for 2013 that is rendered non-deductible by this limit will not have a material effect.  Payments made on account of a change of control under the agreements described above might include non-deductible payments.
Sections 4999 and 280G – Section 4999 of the Code imposes a 20% excise tax on certain "excess parachute payments" made to "disqualified individuals." Under section 280G of the Code, such excess parachute payments are also nondeductible to the Company. If payments that are contingent on a change of control to a disqualified individual (which includes the Named Executive Officers) exceed three times the individual's "base amount," they constitute "excess parachute payments" to the extent they exceed one time the individual's base amount.
Pursuant to their Employment Agreements or Retention Agreements, the Company or Bank will reimburse Messrs. Palagiano, Devine, Mahon and Harris for the amount of the excise tax, if any, and make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, Messrs. Palagiano, Devine, Mahon and Harris each would retain approximately the same net after-tax amounts under the Employment Agreement or Retention Agreement that he would have retained if there was no excise tax. Neither the Bank nor the Company is permitted to claim a federal income tax deduction for the portion of the change of control payment that constitutes an excess parachute payment, the excise tax reimbursement payment or the gross-up payment.

Accounting Consideration – The Compensation Committee is informed of the financial statement implications of the elements of the Named Executive Officer compensation program. However, the probable contribution of a compensation element to the objectives of the Company's Named Executive Officer compensation program and its projected economic cost, which may or may not be reflected on the Company's financial statements, are the primary drivers of Named Executive Officer compensation decisions.
Risk.  The Company's compensation program is designed to mitigate risk by: (1) providing non-performance-based salaries, retirement and fringe benefits that permit executives to pay living expenses and plan for the future without reliance on incentives, (2) incorporating cash incentives to reward current successes, in relation to forecast performance derived from the Capital Plan, and (3) including long-term incentives in the form of restricted stock and cash, as well as maintaining stock ownership and retention guidelines, to maintain focus on long-term shareholder value.  The Compensation Committee exercises substantial discretion in awarding annual incentives, including a retrospective assessment of management's performance in light of prevailing business conditions, to discourage excessive focus on formulaic goals.  This retrospective assessment includes, in addition to financial measures, consideration of indicators of business prudence such as credit quality and capital ratios.   Management stock ownership and retention requirements and equity-based retirement benefits provided through the Company's tax-qualified ESOP and related BMP assure that management retains a significant financial interest in the long-term performance of the Common Stock, and sensitivity to the potential long-term effects of short-term business strategies, throughout their tenure with the Company.  The Company believes these features recognize a balance between the need to accept risk exposure in the successful operation of its business and the need to identify and prudently manage such risks.

                        In addition to assisting with the competitive review of executive compensation, Mercer has been engaged to assist the Compensation Committee in conducting a risk review of the Company's incentive compensation programs.  Based upon its review, Mercer indicated its belief that the incentive plans place a proper balance of reinforcing performance and while not encouraging inappropriate risk taking behavior.

Stock Ownership and Retention Requirement.  The Company has a policy that requires each executive officer employed on June 26, 1996 to maintain ownership of Common Stock at least equal to 50% of the number of shares issued to him under the Company's 1996 Recognition and Retention Plan and requires each other executive officer to own shares of Common Stock with an aggregate value at least equal to 25% of his or her annual rate of base salary.   The stock ownership requirement is phased in ratably over four years for newly appointed executive officers.  Shares owned directly, shares owned in vested retirement accounts and share units in vested accounts under the Company's BMP count toward this limit.  Unexercised stock options, unvested restricted stock awards and shares held in unvested retirement accounts do not count toward this requirement. The following table indicates the stock ownership requirement applicable to each Named Executive Officer as well as the stock ownership of each:

Name	Stock Ownership Requirement (# of Shares)	Stock Ownership Counted Toward Requirement (# of Shares)
Vincent F. Palagiano	194,062	1,058,220
Michael P. Devine	126,562	704,876
Kenneth J. Mahon	92,812	446,068
Daniel Harris	6,191	17,729
Terence Mitchell	5,971	13,716

The Company's policy further requires that each executive officer who is not in full compliance with the Company's stock ownership guidelines must retain at least 50% of the net shares (after taxes and acquisition costs) acquired through stock option exercises and restricted stock vesting until he or she attains full compliance with the ownership guidelines.

Clawback Policy.  The Company has adopted a policy permitting it to seek recovery of certain performance-based compensation in the event of a financial restatement due to the Company's material non-compliance with the financial reporting requirements of the federal securities laws. In the event of such a restatement, performance-based compensation paid during the prior three years will be reviewed to determine if the right to, or amount of, such compensation was based on the achievement of performance goals derived from the financial statements and if so, whether the right to, or amount of, such compensation would be different based on the financial restatement.  If, based on this review, an overpayment has occurred, the Company may require the recipient to repay the excess amount.  This policy applies to the Company's and Bank's executive officers.

Compensation Committee Report

1.            The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management; and

2.            Based on the review and discussions referred to in paragraph 1 above, the Compensation Committee recommended to the Board of Directors that the Compensation  Discussion and Analysis be included in the Company's Proxy Statement on Schedule 14A for the 2014 Annual Meeting of Shareholders.
COMPENSATION COMMITTEE OF
DIME COMMUNITY BANCSHARES, INC.

Omer S.J. Williams (Chair)
Anthony Bergamo, Member
George L. Clark, Jr., Member
Kathleen M. Nelson, Member

Compensation Committee Interlocks and Insider Participation

There are no interlocks, as defined under the rules and regulations of the SEC, between the Company and the current members of the Compensation Committee and corporations with respect to which they are affiliated, or otherwise.

Compensation Consultant Conflicts of Interest
The Compensation Committee has considered whether the work performed by Mercer during the fiscal year ended December 31, 2013 raised any conflict of interest issues within the meaning of Item 407(e)(1)(iv) of regulation S-K and has determined that it did not.

COMPENSATION

Executive Compensation

The following table provides information about the compensation paid for services rendered in all capacities by the Named Executive Officers.

SUMMARY COMPENSATION TABLE

					Non-Equity Incentive Plan Compensation (4)
Name and Principal Positions	Year	Salary (3)	Stock Awards (4)	Option Awards (5)	Annual Incentive Award(6)	Long-Term Cash Incentive Award(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7)	All Other Compensation(8)	Total

Vincent F. Palagiano,	2013	$710,000	—	—	$400,000	$253,664	$79,521	$718,585	$2,161,770
Chairman of the Board	2012	710,000	—	—	400,000	449,646	580,677	720,198	2,860,521
and CEO	2011	710,000	—	—	520,000	628,462	582,712	705,783	3,146,957

Michael P. Devine,	2013	560,000	$140,000	—	300,000	—	—	645,507	1,645,507
President and COO(1)	2012	560,000	140,000	—	300,000	—	286,279	645,583	1,931,862
	2011	560,000	210,000	$70,000	385,000	—	281,555	635,506	2,142,061
Kenneth J. Mahon	2013	426,400	93,600	—	200,000	—	—	370,336	1,090,336
SEVP and CFO(2)	2012	416,000	93,600	—	200,000	—	94,185	392,205	1,195,990
	2011	416,000	140,400	46,800	255,000	—	106,646	375,795	1,340,641
Daniel J. Harris	2013	345,425	70,770	—	140,000	—	—	56,638	612,833
EVP and CLO	2012	337,000	70,770	—	140,000	—	—	71,700	619,470
	2011	337,000	106,155	35,385	180,000	—	—	61,287	719,827
Terence J. Mitchell	2013	333,125	68,250	—	140,000	—	—	51,592	592,967
EVP and CRTO	2012	325,000	68,250	—	140,000	—	—	62,836	596,086
	2011	325,000	—	136,500	180,000	—	—	34,188	675,688

(1)	On February 27, 2014, Mr. Devine was elected Vice Chairman of the Board and President.
(2)	On February 27, 2014, Mr. Mahon was elected SEVP and COO.
(3)	Salary represents amount earned for the fiscal year, whether or not actually paid during such year.
(4)
The amounts represent the grant date fair market value of the awards determined on the basis of the assumptions and methodology set forth in the notes to the Company's consolidated financial statements included in the Company's 2013 Annual Report on Form 10-K filed with the SEC on March 13, 2014.  The disclosed amount does not reflect the value of dividends paid on unvested restricted stock, which is included in the Summary Compensation Table under the caption "All Other Compensation" if it exceeds $10,000 for an individual Named Executive Officer.

(5)
The amounts represent the grant date fair market value of the awards determined on the basis of the assumptions and methodology set forth in Note 15 to the Company's consolidated financial statements included in the Company's 2013 Annual Report on Form 10-K filed with the SEC on March 13, 2014.

(6)
Amount represents cash payments made to the Named Executive Officer under the Long Term Cash Incentive Payment Plan or the Annual Incentive Plan in the respective year.  Please refer to "Compensation Discussion Analysis – 5. Key Elements of the Compensation Package – Long-Term Incentives – Vincent F. Palagiano," for the determination of the payout shown for 2013.  Please also see "Compensation – Compensation Plans - Long Term Cash Incentive Payment Plan," commencing on page 29 for a discussion of all non-equity incentive awards granted to Mr. Palagiano, and "Compensation Discussion Analysis – 5. Key Elements of the Compensation Package – Annual Incentives" for a discussion of annual incentive awards.

(7)
Includes for each Named Executive Officer (a) the increase (if any) for the fiscal year in the present value of the individual's accrued benefit (whether or not vested) under the Retirement Plan and BMP calculated by comparing the present value of each individual's accrued benefit under both such plans in accordance with FASB ASC Topic 715 ("ASC Topic 715") as of the plan's measurement date in such fiscal year to the present value of the individual's accrued benefit as of the plan's measurement date in the prior fiscal year, plus (b) the amount of interest accrued on defined contribution deferred compensation balances at a rate in excess of 120% of the applicable federal long-term rate under section 1274(d) of the Code.

(8)
The Named Executive Officers participate in certain group life, health, and disability insurance and medical reimbursement plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms and operation.  For 2013 the figure shown for each Named Executive Officer includes the following items exceeding $10,000 in value:

Name	Life Insurance Premiums	Automobile	401(k) Plan Employer Cash Contribution	ESOP Allocation (a)	BMP Annual Service Credit (b)	BMP (c)	Other(d)	Total
Vincent F. Palagiano	$18,624	$17,429	$7,650	$13,215	$581,155	$78,802	$1,710	$718,585
Michael P. Devine	6,500	17,215	7,650	13,215	525,818	56,767	18,342	645,507
Kenneth J. Mahon	4,037	15,133	7,650	13,215	293,027	24,444	12,830	370,336
Daniel J. Harris	—	12,000	7,650	13,215	—	15,402	8,371	56,638
Terence J. Mitchell	—	12,000	7,650	13,215	—	14,305	4,422	51,592

(a)
The amount reported for ESOP allocation was determined based upon the $16.92 closing price of the Common Stock on the last trading day of 2013.  (See Notes 1 and 15 to the audited consolidated financial statements in the Company's 2013 Annual Report on Form 10-K, which discuss the manner in which ESOP expense is recognized).

(b)
Please refer to " Compensation Discussion and Analysis – 5. Key Elements of the Compensation Package – Other Elements of the Executive Compensation Package - BMP" for a discussion of the BMP Annual Service Credit.  For 2013, the amount shown represents the expense recognized for BMP Annual Service Credits payable pursuant to the respective Employment Agreements, which were funded into the accounts of the respective Named Executive Officers in December 2013.

(c)
Amount represents BMP benefits earned during the year ended December 31, 2013 associated with the 401(k) Plan and ESOP.  For 2013, the ESOP component was determined based upon a $16.92 value of the Common Stock, the closing price on the last trading day of 2013.

(d)	Amount represents dividends paid on unvested restricted stock awards during 2013 for Messrs. Devine, Mahon, Harris and Mitchell, and tax preparation services for Messrs. Palagiano, Devine and Mahon.

Compensation Plans

Retirement Plan.  The Bank maintains the Retirement Plan, a non-contributory, tax-qualified defined benefit pension plan for eligible employees. All salaried employees at least age 21 who have completed a minimum of one year of service are eligible to participate in the Retirement Plan. The Retirement Plan provides for a benefit for each participant, including the Named Executive Officers, equal to 2% of the participant's average annual earnings multiplied by the participant's years (and any fraction thereof) of eligible employment (up to a maximum of 30 years). Such benefit is not reduced by a Social Security offset. A participant is fully vested in his or her benefit under the Retirement Plan after five years of service. The Retirement Plan is funded by the Bank on an actuarial basis and all assets are held in trust by the Retirement Plan trustee. Effective March 31, 2000, all participant benefits under the Retirement Plan were frozen, and no benefits have been accrued under the Retirement Plan since that date.

There are currently no benefits earned by the Named Executive Officers under the Retirement Plan.

401(k) Plan. The Bank maintains the 401(k) Plan, which is a tax-qualified defined contribution plan permitting salaried employees with at least one year of service to make pre-tax salary deferrals under Section 401(k) of the Code.

Under a 401(k) Plan amendment effective July 1, 2000, the 401(k) Plan annually received the proceeds from a 100% vested cash contribution to all participants in the ESOP in the amount of 3% of "covered compensation" as defined in the 401(k) Plan, up to applicable IRS limits. This contribution, which was guaranteed through December 31, 2006 and has been made on a discretionary basis thereafter, was allocated to eligible participants regardless of their participant contribution level.

The 401(k) Plan permits participating employees to elect to invest all or any part of their 401(k) Plan account balances in Common Stock. Common Stock held by the 401(k) Plan may be newly issued shares or outstanding shares purchased on the open market or in privately negotiated transactions. All Common Stock held by the 401(k) Plan is held by an independent trustee and allocated to the accounts of individual participants. Participants control the exercise of voting and investment rights relating to Common Stock held in their accounts.

ESOP.  The Company has established, and the Bank has adopted, the ESOP and related trust for the benefit of eligible employees.  All salaried employees of the Company and its subsidiaries are eligible to become participants in the ESOP. As of the Record Date, the ESOP held 3,154,851 shares of Common Stock, all of which were purchased during the Company's initial public offering. Of this total, 2,216,999 shares were allocated to individual participant accounts, while 937,852 remained unallocated. In order to fund the ESOP's purchase of such Common Stock, the ESOP borrowed the aggregate purchase price from the Company.  Effective July 1, 2000, the loan maturity period was extended by approximately 20 years from June 2006 to June 2026, and it continues to bear interest at the rate of 8% per annum. The loan calls for level annual payments of principal and interest designed to amortize the loan over its term, except that payments in any year may be deferred, in whole or in part, in prescribed circumstances. Prepayments are also permitted.

Shares purchased by the ESOP were pledged as collateral for the loan from the Company and are held in a suspense account until released for allocation among participants in the ESOP as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will be allocated among the accounts of participants on the basis of the participant's compensation for the calendar year preceding allocation. Benefits generally become vested at the rate of 25% per year after two years with 100% vesting after five years of service. Participants become immediately vested upon termination of employment due to death, retirement at age 65, permanent disability or the occurrence of a "change of control," as defined by the ESOP. Forfeitures will be utilized to reduce the contribution required by the Bank. Vested benefits may be paid in a single payment of cash or shares of Common Stock or installment payments of cash and are payable upon death, retirement at age 65, disability or separation from service.

BMP.  The Bank maintains the BMP, which provides eligible employees with benefits that would be due under the Retirement Plan, ESOP and 401(k) Plan, if such benefits were not limited under the Code. Effective April 1, 2000, Retirement Plan benefit accruals were frozen, thus eliminating related benefit accruals under the BMP. However, the present value of such benefits continues to increase as the participating Named Executive Officers approach normal retirement age. These increases in present value are reported in the Summary Compensation Table under the column Change in Pension Value and Nonqualified Deferred Compensation Earnings.  Messrs. Palagiano, Devine, and Mahon have previously been, and continue to be, participants in the BMP.  Both Mr. Harris and Mr. Mitchell were eligible to participate in the BMP commencing in 2011.  The BMP has also been amended to provide the BMP Annual Service Credits to Messrs. Palagiano, Devine and Mahon of $581,155, $525,818 and $293,027, respectively, for each year from 2011 through 2015, subject to their continued employment and/or performance of certain post-employment obligations.  Please refer to "Compensation Discussion Analysis - Other Elements of the Executive Compensation Package- BMP" for a further discussion of the BMP Annual Service Credits.

Long Term Cash Incentive Payment Plan ("LTIP"). Pursuant to an amendment to the 2004 Stock Incentive Plan, the Chairman of the Board and CEO is no longer eligible for equity awards thereunder.

On March 17, 2011, pursuant to authority granted under the AIP, the Compensation Committee made an incentive award to Mr. Palagiano in lieu of an equity award under the 2004 Stock Incentive Plan (the "2011 LTIP").  The 2011 LTIP was settled in March 2014, with a total cash payment to Mr. Palagiano of $253,664.  Please refer to Compensation Discussion and Analysis for further information regarding the calculation of this payment.

On March 22, 2012, pursuant to authority granted under the AIP, the Compensation Committee made an incentive award to each of the Named Executive Officers.  Threshold, target and maximum award opportunities are eligible to be earned based on performance relative to three performance goals measured over the period beginning January 1, 2012 and ending December 31, 2014.  The award will be paid in full on or before March 31, 2015.  The three performance measures and their relative weights are as follows:

Goal	Weight	Threshold	Target	Maximum
TSR (percentile rank in comparison group)	50%	40th Percentile	50th Percentile	74th Percentile
Cumulative Core EPS	25%	$2.50	$2.78	$3.06
Average Annualized Reported ROE	25%	7.0%	8.2%	9.5%

For each Named Executive Officer, the following table summarizes the potential payouts under this incentive award:

Name	Threshold Payout	Target Payout	Maximum Payout
Vincent F. Palagiano	$223,650	$447,300	$670,950
Michael P. Devine	70,000	140,000	210,000
Kenneth J. Mahon	46,800	93,600	140,400
Daniel Harris	35,385	70,770	106,155
Terence Mitchell	34,125	68,250	102,375

On March 28, 2013, pursuant to authority granted under the AIP, the Compensation Committee made an incentive award to each of the Named Executive Officers.  Threshold, target and maximum award opportunities are eligible to be earned based on performance relative to three performance goals measured over the period beginning January 1, 2013 and ending December 31, 2015.  The award will be paid in full on or before March 31, 2016.  The three performance measures and their relative weights are as follows:

Goal	Weight	Threshold	Target	Maximum
TSR (percentile rank in comparison group)	50%	40th Percentile	50th Percentile	74th Percentile
Cumulative Core EPS	25%	$2.62	$2.91	$3.20
Average Annualized Reported ROE	25%	6.79%	7.99%	9.19%

For each Named Executive Officer, the following table summarizes the potential payouts under this incentive award:

Name	Threshold Payout	Target Payout	Maximum Payout
Vincent F. Palagiano	$223,650	$447,300	$670,950
Michael P. Devine	70,000	140,000	210,000
Kenneth J. Mahon	46,800	93,600	140,400
Daniel Harris	35,385	70,770	106,155
Terence Mitchell	34,125	68,250	102,375

2001 Stock Option Plan.  The Company's Board of Directors adopted the 2001 Stock Option Plan, which was approved by the Company's shareholders at their annual meeting held in 2001. Upon reaching its tenth anniversary in November 2011, future awards are no longer permitted under the 2001 Stock Option Plan.  As of the Record Date, 2,147,908 stock options were granted to Outside Directors, officers and employees of the Company or its subsidiaries under the 2001 Stock Option Plan, of which 737,464 were outstanding and 705,733 were exercisable. On April 30, 2010, a grant of 18,206 stock options was made to Mr. Devine under the 2001 Stock Option Plan.  These options expire on April 30, 2020.  25% of these awards vested on each of May 1, 2011 and May 1, 2012, with the remaining shares vesting in equal annual installments on May 1, 2013 and 2014.  On April 29, 2011, a grant of 14,522 stock options was made to Mr. Devine under the 2001 Stock Option Plan.  All of these options expire on April 29, 2021.  25% of these awards vested on each of May 1, 2012 and 2013, with the remaining shares vesting in equal annual installments on May 1, 2014 and 2015.  All options granted under the 2001 Stock Option Plan are subject to earlier expiration in the event of termination of employment. In the case of termination due to death, disability, retirement, or under a "change of control," as defined by the 2001 Stock Option Plan, all options become immediately vested.  Options granted under the 2001 Stock Option Plan are intended to qualify as "incentive stock options" under Section 422 of the Code.

2004 Stock Incentive Plan.  The Company's Board of Directors has adopted the 2004 Stock Incentive Plan, which was approved by the Company's shareholders at their annual meeting held in 2004. As of the Record Date, up to 104,566 shares remained eligible for future grant to either Outside Directors or officers and employees of the Company and its subsidiaries under the 2004 Stock Incentive Plan. All of these may be granted in the form of stock options, while up to 44,335 shares may be granted as restricted stock awards.  Under the terms of the 2004 Stock Incentive Plan, the eligible grant amounts may be increased by the amount of shares granted under the 2004 Stock Incentive Plan that are subsequently forfeited by the recipient.  The Compensation Committee of the Board of Directors administers the 2004 Stock Incentive Plan and authorizes all equity grants.  All equity grants under the 2004 Stock Incentive Plan fully vest in the event of a change in control.  On April 29, 2011, a grant of stock options was made to Named Executive Officers as follows: Mr. Mahon – 8,709 shares; Mr. Harris - 7,341 shares; and Mr. Mitchell – 28,318 shares.  All of these options expire on April 30, 2021.  25% of these awards vested on each of May 1, 2012 and 2013, respectively, with the remaining shares vesting in equal annual installments on May 1, 2014 and 2015.  On April 29, 2011, a grant of restricted stock awards was made to Named Executive Officers as follows: Mr. Devine – 13,583 shares; Mr. Mahon – 9,082 shares; and Mr. Harris - 6,866 shares.  25% of these awards vested on each of May 1, 2012 and 2013, respectively, with the remaining shares vesting in equal annual installments on May 1, 2014 and 2015.  On April 30, 2012, a grant of restricted stock awards was made to Named Executive Officers as follows: Mr. Devine – 10,101 shares; Mr. Mahon – 6,753 shares; Mr. Harris – 5,106 shares; and Mr. Mitchell – 4,924 shares.  25% of these awards vested on May 1, 2013, respectively, with the remaining shares vesting in equal annual installments on May 1, 2014, 2015 and 2016.  On April 30, 2013, a grant of restricted stock awards was made to Named Executive Officers as follows: Mr. Devine – 9,811 shares; Mr. Mahon – 6,559 shares; Mr. Harris – 4,959 shares; and Mr. Mitchell – 4,783 shares.  These shares vest in equal annual installments on May 1, 2014, 2015, 2016 and 2017.

2013 Equity and Incentive Plan.  The 2013 Equity and Incentive Plan was adopted by the Company's Board of Directors and subsequently approved by the Company's shareholders at their annual meeting held in 2013.  The 2013 Equity and Incentive Plan provides the Company with the flexibility to make equity compensation available to Outside Directors, officers (including the CEO) and other employees of the Company or its subsidiaries, and to continue to offer cash-based incentive compensation in a tax-efficient manner to officers (including the CEO) and employees.  Under the 2013 Equity and Incentive Plan, up to 1,000,000 shares of Common Stock are eligible for award grants to either to Directors, Named Executive Officers or other officers of the Company.

The following table sets forth information regarding plan-based awards granted to the Named Executive Officers during the last fiscal year:
GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2013(1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold(2)	Target(2)	Maximum(2)	All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards ($)(4)
Vincent F. Palagiano	3/28/2013	$223,650	$447,300	$670,950	—	—
Michael P. Devine	3/28/2013	70,000	140,000	210,000	—	—
Kenneth J. Mahon	3/28/2013	46,800	93,600	140,400	—	—
Daniel J. Harris	3/28/2013	35,385	70,770	106,155	—	—
Terence J. Mitchell	3/28/2013	34,125	68,250	102,375	—	—
Michael P. Devine	4/30/2013	—	—	—	9,811	$140,000
Kenneth J. Mahon	4/30/2013	—	—	—	6,559	93,600
Daniel J. Harris	4/30/2013	—	—	—	4,959	70,770
Terence J. Mitchell	4/30/2013	—	—	—	4,783	68,250

(1)   There were no estimated future payouts under equity incentive plan awards during the years ended December 31, 2013, 2012 and 2011.
(2)  Amount represents awards granted for future payment to the Named Executive Officers under the LTIP.  Please see the section titled "Compensation – Executive Compensation - Compensation Plans-Long-Term Cash Incentive Plan" commencing on page 29 for a discussion of the LTIP.
(3)  The reported awards were restricted stock awards granted under the 2004 Stock Incentive Plan and vest as stated in the section titled "2004 Stock Incentive Plan" commencing on page 30.
(4)   Calculated based upon a grant date fair value of $14.27 per award, the closing price of the Common Stock on April 30, 2013.

Stock Awards And Stock Option Grants Outstanding

The following table sets forth information regarding unvested stock awards, unexercised stock options and similar equity compensation outstanding at December 31, 2013, whether granted in 2013 or earlier, including awards that had been transferred other than for value.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#) (1)	Market Value of Shares of Stock That Have Not Vested ($) (2)
Vincent F. Palagiano	1/27/2004	174,750	-	-	19.90	1/27/2014(3)	-	-
	5/31/2005	117,580	-	-	15.10	5/31/2015	-	-
	5/1/2007	250,000	-	-	13.74	5/1/2017	-	-
Michael P. Devine	1/27/2004	111,000	-	-	19.90	1/27/2014(3)	-	-
	5/31/2005	90,537	-	-	15.10	5/31/2015	-	-
	5/1/2007	54,312	-	-	13.74	5/1/2017	-	-
	7/31/2008	18,135	-	-	16.73	7/31/2018	-	-
	4/20/2010	-	4,552	-	12.75	4/30/2020	-	-
	4/29/2011	7,261	7,261	-	15.46	4/29/2021	-	-
	4/30/2010						3,978	$67,308
	4/30/2011						6,792	114,921
	4/29/2012						7,576	128,186
	4/30/2013						9,811	166,002
Kenneth J. Mahon	1/27/2004	60,750	-	-	19.90	1/27/2014(3)
	5/31/2005	49,462	-	-	15.10	5/31/2015	-	-
	7/31/2008	11,706	-	-	16.73	7/31/2018	-	-
	4/30/2010	-	3,044	-	12.75	4/30/2020	-	-
	4/29/2011	4,854	4,855	-	15.46	4/29/2021	-	-
	4/30/2010						2,660	45,007
	4/30/2011						4,542	76,851
	4/29/2012						5,065	85,700
	4/30/2013						6,559	110,978
Daniel J. Harris	7/31/2008	8,166	-	-	16.73	7/31/2018	-	-
	4/30/2010	-	2,297	-	12.75	4/30/2020	-	-
	4/29/2011	-	3,671	-	15.46	4/29/2021	-	-
	4/30/2010						2,007	33,958
	4/30/2011						3,434	58,103
	4/29/2012						3,830	64,804
	4/30/2013						4,959	83,906
Terence J. Mitchell	4/29/2011	14,159	14,159		15.46	4/29/2021
	4/30/2012						3,693	62,486
	4/30/2013						4,783	80,928

(1)
Please refer to the sections titled "2001 Stock Option Plan" and "2004 Stock Incentive Plan" commencing on page 30 for a detailed discussion of the expiration and vesting dates for each of the unexercisable options and unvested restricted stock awards.

(2)	Market value is calculated on the basis of $16.92 per share, the closing sale price of the Common Stock on the Nasdaq Stock Market on the final trading day of 2013.
(3)	These options expired unexercised on January 27, 2014.

The following table sets forth the stock awards that vested for, and the option awards that were exercised by, the Named Executive Officers during the last fiscal year:

	OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)(3)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)(3)
Vincent F. Palagiano	25,000	$48,266	—	—
Michael P. Devine	189,042	534,904	15,980	$222,282
Kenneth J. Mahon	157,856	600,164	10,685	148,628
Daniel J. Harris	44,918	121,144	7,836	108,999
Terence J. Mitchell	—	—	1,231	17,123

(1)   All option exercise transactions involving Named Executive Officers during 2013 consisted of the simultaneous issuance and sale of an equivalent number of shares of Common Stock to the options exercised.  Value realized in the table above is calculated as the difference between the aggregate value received on the simultaneous sale of the underlying shares (net of applicable fees and brokerage commissions) and the aggregate exercise cost of the applicable options on the respective dates of exercise.  All such realized value was recognized as a component of the Named Executive Officer's wages during the year ended December 31, 2013.
(2)    Amount calculated on the basis of $13.91 per share (the price for a share of Common Stock on the Nasdaq Stock Market as of the close of business on May 1, 2013) for various grants to the Named Executive Officers which contractually vested on May 1, 2013.
(3)   Unexercised stock options and unvested restricted stock may not be transferred for value.

Post-Employment Compensation

Pension Benefits

The following table sets forth information regarding pension benefits accrued by the Named Executive Officers through the end of the Company's last fiscal year:

PENSION BENEFITS FOR FISCAL 2013
Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year($)
Vincent F. Palagiano	Retirement Plan	29.6	$2,238,033	—
	BMP (Defined Benefit Portion)	29.6	3,717,390	—
Michael P. Devine	Retirement Plan	28.7	1,358,193	—
	BMP (Defined Benefit Portion)	28.7	1,612,697	—
Kenneth J. Mahon	Retirement Plan	19.7	692,388	—
	BMP (Defined Benefit Portion)	19.7	190,318	—

(1)
The figures shown are determined as of the plan's measurement date during 2013 under U.S. GAAP, as disclosed in Notes 1 and 15 to the Company's audited consolidated financial statements included in the Company's 2013 Annual Report on Form 10-K.  The discount rate and other assumptions used for this purpose are discussed in Note 15 to the audited consolidated financial statements included in the Company's 2013 Annual Report on Form 10-K.  The assumed mortality rates were as follows:  Mr. Palagiano, 2.76%; Mr. Devine, 1.42%, and Mr. Mahon, 0.82%.

Non-Qualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation earned by the Named Executive Officers during the last fiscal year under non-qualified defined contribution plans:

NON-QUALIFIED DEFERRED (BMP) COMPENSATION FOR FISCAL 2013(1)

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year($) (2)	Aggregate Earnings in Last Fiscal Year($) (3)	Aggregate Withdrawals/ Distributions($)(4)	Aggregate Balance at Last Fiscal Year End ($)(2)
Vincent F. Palagiano	-	$659,957	$1,405,254	$191,118	$8,696,692
Michael P. Devine	-	582,585	969,377	130,122	6,344,709
Kenneth J. Mahon	-	317,471	536,413	71,932	3,508,892
Daniel Harris	-	15,402	10,729	1,164	77,897
Terence J. Mitchell	-	14,305	7,022	767	55,995
(1)	Non-qualified deferred compensation includes benefits provided under the BMP.
(2)	Company contributions in the last fiscal year and aggregate balance at last fiscal year end both reflect compensation items recognized in 2013 in the Summary Compensation Table.
(3)	Earnings did not accrue at above-market or preferential rates. These numbers are not reflected in the Summary Compensation Table.
(4)    Amount represents pass through dividends on shares of Common Stock held in the ESOP overflow component of the BMP.

Termination and Change in Control Benefits
The Company provides additional benefits, not included in the previous tables, to the Named Executive Officers in the event of retirement or termination of employment in certain circumstances and in the event of a change in control.
Employment Agreements
The Company and the Bank are parties to the Employment Agreements with each of the Senior Executives. See "Compensation Discussion and Analysis – 5. Key Elements of the Compensation Package ‑ Other Elements of the Executive Compensation Package ‑ Potential Payments Upon Termination and Change of Control" for a discussion of the Employment Agreements.
Retention Agreements
The Bank has, jointly with the Company, entered into the Retention Agreements with the Contract Employees.  See "Compensation Discussion and Analysis – 5. Key Elements of the Compensation Package ‑ Other Elements of the Executive Compensation Package ‑ Potential Payments Upon Termination and Change of Control" for a discussion of the Retention Agreements. The following table provides an estimate of the value of termination and change of control benefits, assuming termination of employment or a change in control occurred on December 31, 2013:

	Vincent F. Palagiano	Michael P. Devine	Kenneth J. Mahon	Daniel J. Harris	Terence J. Mitchell
Death
Death Benefit(1)	$2,130,000	$1,680,000	$1,279,200	-	-
Stock Option Vesting(9)	-	29,583	16,237	$12,258	$10,335
Restricted Stock Vesting(10)	-	208,979	139,725	105,564	41,048
Long-term Cash Incentive Award Vesting(11)	429,569	134,450	89,890	67,965	65,545

Disability
Disability Benefit(2)	2,130,000	1,680,000	1,279,200	-	-
Stock Option Vesting(9)	-	29,583	16,237	12,258	10,335
Restricted Stock Vesting(10)	-	208,979	139,725	105,564	41,048
Long-term Cash Incentive Award Vesting(11)	429,569	134,450	89,890	67,965	65,545

Discharge without Cause or Resignation with Good Reason – No Change in Control
Severance Pay(3)	1,947,082	1,535,737	1,169,346	-	-
Cash Incentive Bonus(4)	1,206,642	900,411	609,149	-	-
ESOP(5)	176,568	137,536	80,279	-	-
Insurance(6)	45,342	45,342	45,342	-	-
401(k) Payment(7)	92,173	71,790	41,891	-	-
BMP-ESOP Payout(8)	-	-	-	-	-
Stock Option Vesting(9)	-	-	-	-	-
Restricted Stock Vesting(10)	-	-	-	-	-
Long-term Cash Incentive Award Vesting(11)	429,569	134,450	89,890	67,965	65,545

Discharge without Cause or Resignation with Good Reason – Change in Control Related
Severance Pay(3)	2,064,856	1,628,619	1,240,077	1,032,345	664,553
Cash Incentive Bonus(4)	1,279,629	954,875	645,994	553,500	311,205
ESOP(5)	-	-	-	-	-
Insurance(6)	45,342	45,342	45,342	72,615	35,578
401(k) Payment(7)	97,587	76,007	44,352	36,531	23,648
BMP-ESOP Payout(8)	2,522,124	1,717,409	948,723	15,255	14,628
Stock Option Vesting(9)	-	29,583	19,782	14,938	20,672
Restricted Stock Vesting(10)	-	476,416	318,536	240,772	143,414
Long-term Cash Incentive Award Vesting(11)	429,569	134,450	89,890	67,965	65,545
Tax Indemnity/Limitation(12)	2,886,978	2,134,741	1,357,328	780,301	-

Change in Control – No Termination of Employment
BMP-ESOP Payout(8)	2,522,124	1,717,409	948,723	15,255	14,628
Stock Option Vesting(9)	-	29,583	19,782	14,938	20,672
Restricted Stock Vesting(10)	-	476,416	318,536	240,772	143,414
Long-term Cash Incentive Award Vesting(11)	429,569	134,450	89,890	67,965	65,545
Tax Indemnity/Limitation(12)	-	-	-	-	-

(1)	On termination by reason of death, the Employment Agreements provide for (i) payment of earned but unpaid salary, (ii) benefits to which the executive is entitled as a former employee, (iii) payment for all unused vacation days and floating holidays in the year of termination at the highest rate of annual salary for such year and (iv) a death benefit, payable to the beneficiaries of the executive through life insurance or otherwise. This death benefit is the equivalent on a net after-tax basis of the benefit payable under a term life insurance policy with a stated face value of three times such executive's then annual base salary. This death benefit shall be paid within thirty days of death. The Retention Agreements provide no severance benefits on termination by reason of death, except for (a) earned but unpaid salary, and (b) benefits to which such executive is entitled as a former employee.
(2)	On termination by reason of disability, the Employment Agreements provide for (i) payment of earned but unpaid salary, (ii) benefits to which the executive is entitled as a former employee, (iii) payment for all unused vacation days and floating holidays in the year of termination at the highest rate of annual salary for such year and (iv) a disability benefit. The disability benefit is a lump sum amount equal to three times the executive's then annual base salary, payable within thirty days after termination. The Retention Agreements provide no severance benefits on termination by reason of disability.

(3)	In the event of a termination without cause or a resignation with good reason, the Employment Agreements provide for a lump sum salary severance payment in an amount equal to the present value of the salary that the executive would have earned if he had worked for the Company during the remaining unexpired employment period at the highest annual rate of salary (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control). The present value of this payment is to be determined using a discount rate of six percent (6%) per year, compounded with the frequency corresponding to the Company's regular payroll periods with respect to its officers. In the event of a termination without cause or resignation with good reason, in either event during the assurance period immediately following a change in control (or within three months prior to and in connection with a change in control), the Retention Agreements provide for a lump sum payment in an amount equal to the present value of the salary that the executive would have earned if he had continued working for the Bank during the remaining unexpired assurance period at the highest annual rate of salary achieved during the executive's period of actual employment with the Bank. This present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Code, compounded using the compounding periods corresponding to the Bank's regular payroll periods for its officers. The assurance period for Mr. Harris is three years. The assurance period for Mr. Mitchell is two years. In the event that the employee is a "specified employee" within the meaning of Section 409A of the Code, then, if necessary to comply with Section 409A, payments will be delayed and paid on the first day of the seventh month following separation from service, with any such delayed payments for Messrs. Palagiano, Devine, Mahon and Harris to be held in a grantor trust which meets the requirements of Revenue Procedure 92-65 until such date of payment.
(4)	In the event of a termination without cause or a resignation with good reason, the Employment Agreements provide for a lump sum severance payment related to the annual cash incentive awards in an amount equal to the lump sum salary severance described in footnote (3) above, multiplied by the greater of (i) the target annual cash incentive bonus award (expressed as a percentage of salary) in effect at the time of termination, or (ii) the average of the actual annual cash incentive bonus payments (expressed as a percentage of salary) earned for the most recent three years. In the event of a termination without cause or resignation with good reason, in either event during the assurance period immediately following a change in control (or within three months prior to and in connection with a change in control), the Retention Agreements provide for a lump sum payment equal to the amount of incentives the executive would have received under all cash bonus or annual incentive compensation plans maintained by, or covering employees of, the Bank, if he had continued working for the Bank and had earned the maximum bonus or incentive award in each calendar year that ends during the remaining unexpired assurance period. For Mr. Harris, these annual cash incentive bonus payments are to be equal to the product of: (a) the maximum percentage rate at which an award was ever available to him under such incentive compensation plan, multiplied by (b) the salary that would have been paid to him during each such calendar year at the highest annual rate of salary achieved. For Mr. Mitchell, these annual cash incentive bonus payments are to be equal to the product of (x) the greater of (i) the target cash incentive bonus award (expressed as a percentage of salary) in effect at the time of termination, or (ii) the average of the actual cash incentive bonus payments (expressed as a percentage of salary) earned for the most recent three years, and (y) the present value of the compensation that would have been paid to him during each such calendar year at the highest annual rate of compensation achieved, calculated using the applicable short-term federal rate prescribed under section 1274(d) of the Code, compounded using the compounding periods corresponding to the Bank's regular payroll periods for its officers. The assurance period for Mr. Harris is three years. The assurance period for Mr. Mitchell is two years. In the event that the employee is a "specified employee" within the meaning of Section 409A of the Code, then, if necessary to comply with Section 409A, payments will be delayed and paid on the first day of the seventh month following separation from service, with any such delayed payments for Messrs. Palagiano, Devine, Mahon and Harris to be held in a grantor trust which meets the requirements of Revenue Procedure 92-65 until such date of payment.
(5)	In the event of a termination without cause or a resignation with good reason in the absence of a change in control, the Employment Agreements provide for a lump sum payment in an amount approximately equal to the present value of three years of participation in the ESOP, and the present value of excess benefits under the BMP that would have been due for three years participation in the ESOP if such benefits were not limited under the Code, where such present value is determined using a discount rate of six percent per annum, compounded with the frequency corresponding to the Company's regular payroll periods with respect to its officers. The Retention Agreements provide for no severance benefits in the event of a termination without cause or a resignation with good reason in the absence of a change in control. Market value is calculated on the basis of $16.92 per share, which was the closing sales price for the Common Stock on the NASDAQ National Market on December 31, 2013.
(6)
In the event of a termination without cause or a resignation with good reason, the Employment Agreements provide for continued group life, health (including hospitalization, medical, major medical, and dental), accident and long-term disability insurance benefits, in addition to benefits to which the executive is entitled as a former employee, after taking into account the coverage provided by any subsequent employer.  These continued benefits will be provided if and to the extent necessary to provide the executive and his family and dependents for a period of three years following termination of employment, with coverage identical to, and in any event no less favorable than, the coverage to which they would have been entitled under plans in effect on the date of his termination of employment.  If the executive's termination of employment occurs after a change in control, he may elect coverage to which he would be entitled under plans in effect on the date of his termination of employment or during the one-year period ending on the date of such change in control.  These continued benefits will be determined as if the executive had continued working for the Company during the remaining unexpired employment period as defined in the Employment Agreement at the highest annual rate of compensation (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control) under the Employment Agreement.  In the event of a termination without cause or resignation with good reason, in either event during the assurance period immediately following a change in control (or within three months prior to and in connection with a change in control), the Retention Agreements provide for continued group life, health (including hospitalization, medical and major medical), accident and long term disability insurance benefits, in addition to benefits to which the executive is entitled as a former employee, and after taking into account the coverage provided by any subsequent employer.  These continued benefits will be provided if and to the extent necessary to provide the executive, for the remaining unexpired assurance period, with coverage equivalent to the coverage to which such Contract Employee would have been entitled under plans in effect on the date of his termination of employment, or, if his termination of employment occurs after a change of control, under plans in effect upon the change of control, if the benefits are greater.  These continued benefits will be determined as if the Contract Employee had continued working for the Bank during the remaining unexpired assurance period at the highest annual rate of compensation achieved during the Contract Employee's period of actual employment with the Bank.  The assurance period for Mr. Harris is three years.  The assurance period for Mr. Mitchell is two years.  Each figure shown represents the present value of continued insurance benefits for a fixed period of two years for Mr. Mitchell and three years for the remaining Named Executive Officers and assumes no offset for benefits provided by a subsequent employer, calculated on the basis of the assumptions used by the Company in measuring its liability for retiree benefits other than pensions for financial statement purposes under ASC Topic 715.  For more information concerning other major assumptions used for these calculations, please refer to Note 15 to the audited consolidated financial statements included in the Company's 2013 Annual Report on Form 10-K.

(7)	In the event of a termination without cause or a resignation with good reason, the Employment Agreements provide for a lump sum payment in an amount approximately equal to the present value of matching contributions for three years of participation in the 401(k) Plan, and the present value of excess benefits under the BMP that would have been due for three years participation in the 401(k) Plan if such benefits were not limited under the Code (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control). Each such present value is determined using a discount rate of six percent per annum, compounded with the frequency corresponding to the Company's regular payroll periods with respect to its officers. In the event of termination without cause or resignation with good reason during the assurance period immediately following a change in control (or within three months prior to and in connection with a change in control), the Retention Agreements provide for a lump sum payment approximately equal to the present value of matching contributions for participation in the 401(k) Plan during the remaining unexpired assurance period, where such present value is determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Code, compounded with the frequency corresponding to the Company's regular payroll periods with respect to its officers. The assurance period for Mr. Harris is three years. The assurance period for Mr. Mitchell is two years.
(8)	The ESOP provides that in the event of a change in control of the Company or Bank, a portion of the proceeds from the sale of the shares of the Common Stock held in a suspense account for future allocation to employees would be applied to repay the outstanding balance on the loan used to purchase the unallocated shares. The remaining unallocated shares (or the proceeds from their sale) would be distributed among the accounts of plan participants in proportion to the balances credited to such accounts immediately prior to such allocation. The Company estimates this distribution to be approximately $7.30 per allocated share, based on 1,708,033 allocated shares that are held by current active participants, 937,852 unallocated shares, an outstanding loan balance of $3,401,059, and a price of $16.92 per share, which was the closing sales price for the Common Stock on the NASDAQ National Market on December 31, 2013. The BMP provides eligible employees with benefits that would be due under the ESOP if such benefits were not limited under the Code. The figures shown represent an estimated earnings credit of $7.30 per stock unit credited to each of the Named Executive Officers under the BMP as of December 31, 2013.

(9)	All stock options granted under the 2001 Stock Option Plan provide for full vesting upon death, disability, retirement or change in control. All stock options granted under the 2004 Stock Incentive Plan provide for full vesting upon change in control, and for accelerated vesting in the event of death or disability (as defined in the plan document) before termination of service with the Company has otherwise occurred and within six months prior to the scheduled vesting date The figures shown reflect the in-the-money value of those stock options that would accelerate, calculated based on the positive difference between the option exercise price and $16.92, which was the closing sales price for a share of Common Stock on December 31, 2013.
(10)	All restricted stock awards granted under the 2004 Stock Incentive Plan fully vest upon a change in control unless they were forfeited prior to such change in control becoming effective. In addition, accelerated vesting occurs for restricted stock awards upon either death or disability (as defined in the plan document) before termination of service with the Company has otherwise occurred and within six months prior to the scheduled vesting date. The figures shown reflect the value of those restricted stock awards that would accelerate, calculated based on a per share value of $16.92, which was the closing sales price for a share of Common Stock on December 31, 2013.
(11)	In 2012, Mr. Palagiano was granted an incentive award with a performance period ending December 31, 2014. In 2013, each of the Named Executive Officers was granted an incentive award with a performance period ending December 31, 2015. A description of the payment levels and criteria are set forth in the "Compensation Discussion and Analysis." Upon a change of control, death, disability or retirement, each amount is pro-rated based on performance through the date of such event. Since the amount of the performance awards cannot be determined at this time, the estimate has been prepared based on the target opportunities under each award.
(12)	Cash and benefits paid to Messrs. Palagiano, Mahon and Devine under the Employment Agreements and Messrs. Harris and Mitchell under their Retention Agreements, together with payments under other benefit plans following a change of control of the Bank or the Company may constitute "excess parachute payments" under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank. Each of the Employment Agreements and Mr. Harris' Retention Agreement include a provision indemnifying the executive on an after-tax basis for any "excess parachute payment" excise taxes. Mr. Mitchell's Retention Agreement provides that, in the event that the payments provided thereunder constitute "excess parachute payments" under Section 280G of the Code, the payments will be limited to the lesser of 2.99 times his average annual compensation for the last five years, and, if it would result in a greater after tax benefit to him, the maximum amount that could be paid without triggering the tax under Section 4999 of the Code.

Transactions With Certain Related Persons

The Company's Lending Policy, which is approved at least annually by the full Board, contains written procedures designed to ensure compliance with all relevant laws related to transactions involving the Company or Bank and any Director, executive officer or their immediate family. The Company's Board of Directors, through its Audit Committee, monitors adherence to these policies on an annual basis.

Federal Reserve Board Regulation O requires that all Bank or Company loans or extensions of credit to certain executive officers, as defined in Regulation O ("Regulation O Officers"), and Directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features.  The Bank has in the past made loans or extended credit to Regulation O Officers and also to certain persons related to Regulation O Officers and Directors.  All such loans were: (i) made by the Bank in the ordinary course of business; (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of repayment or present other unfavorable features.  Pursuant to its current written policy, the Bank is prohibited from advancing loans to the Named Executive Officers or Directors.  The policy additionally requires that all Bank loans to executives other than the Named Executive Officers contain terms that are no less favorable to the Bank than those it could have obtained in arms-length negotiations with unaffiliated persons, and do not involve more than normal risk of repayment or contain other unfavorable features. As of the Record Date, the Bank owned no loans that were made to either a Director or family member thereof.

Section 402 of the Sarbanes-Oxley Act of 2003 ("Sarbanes-Oxley") prohibits the extension of personal loans to Directors and executive officers of issuers (as defined in Sarbanes-Oxley).  The prohibition, however, does not apply to mortgages advanced by an insured depository institution, such as the Bank, that is subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act.

Delaware General Corporate Law ("DGCL") §143 permits a Delaware corporation, such as the Company, to advance a loan to, guarantee the obligation of, or otherwise assist any officer or other employee of the corporation or its subsidiaries, including employees who are directors of the corporation, whenever, in the judgment of the directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation.  The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation.

Pursuant to DGCL §144(a), no contract or transaction between a corporation and its directors or officers, or between a corporation and any other entity in which its directors or officers are directors or officers or have a financial interest, shall be voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or Committee which authorizes the contract or transaction, or solely because any such director's or officer's votes are counted for such purpose, if: (1) the material facts as to the Director's or officer's relationship to the contract or transaction are disclosed or known to the Board or Committee, and the Board or Committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors may be less than a quorum; (2) the material facts as to the Director's or officer's relationship to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the Board, a Committee or the shareholders.

Mr. Curtin is a partner in the law firm of Conway Farrell.  The Bank retains Conway Farrell to conduct loan closings and perform other requested legal services.  Conway Farrell received fees in the amount of $1,750,975 from third parties pursuant to its representation of the Bank in loan closings for the year ended December 31, 2013.  During the year ended December 31, 2013, the Bank also paid $7,250 directly to Conway Farrell for services rendered during the year ended December 31, 2013, of which $5,000 related to loan closings and $2,250 related to other legal services provided.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and Directors, and persons who own more than 10% of the Common Stock, to file with the SEC reports of ownership and changes in ownership of Common Stock.  Executive officers, Directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that its executive officers, Directors and greater than 10% beneficial owners complied with all applicable filing requirements.

Under the New York State Banking laws, New York State-chartered savings banks such as the Bank , are subject to rules regarding insider transactions.  This includes specific types of transactions conducted by insiders, who are defined as: 1) the chairman of the board, president, executive vice president, secretary and treasurer of the bank; 2) any other officer or employee of the bank who participates or has authority to participate otherwise than in the capacity of a director of the bank, in major policy-making functions of the bank, regardless of whether he or she has an official title or whether his or her title contains a designation of assistant and regardless further, of whether he or she is serving without salary or other compensation; 3) any director of the bank; and 4) any other person who has direct or indirect control over the voting rights of 10 percent of the shares of any class of voting stocks of the bank or otherwise controls the management or policies of the bank.   The term "insider transaction" means any business transaction or series of related transactions by, between or on behalf of the bank and: 1) an insider of the bank; 2) a person related to an insider of the bank; or 3) any other person where the transaction is made in contemplation of such person becoming an insider of the bank.  Annually, all directors and executive management are asked to complete a questionnaire stating whether the insider or any person related to the insider has conducted any insider transactions, and to update such disclosures as circumstances change.  Board approval must be received and documented whenever an insider transaction (or aggregate of insider transactions) reaches a specific dollar threshold.

__________________________________________________________________

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
__________________________________________________________________

General

The Audit Committee of the Board of Directors has appointed the firm of Crowe Horwath LLP to act as the Company's independent auditors (principal accountant) for the year ending December 31, 2014.  A representative of Crowe Horwath LLP is expected to be present at the Annual Meeting, will be provided an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.  No determination has been made as to any action the Audit Committee would take if the shareholders do not ratify the appointment.

Audit Fees

The following table summarizes the aggregate fees either paid or contractually owed by the Company to Crowe Horwath LLP:

	Year Ended December 31,
	2013	2012
Audit Fees (a)	$446,500	$424,750
Audit-Related Fees (b)	79,000	74,000
Tax Fees (c)	-	-
All Other Fees	-	-
Total	$552,250	$498,750

(a)  Fees for audit services in 2013 and 2012 consisted of:

▪	Audits of the Company's annual financial statements
▪	Reviews of the Company's quarterly financial statements
▪	Comfort letters, statutory and regulatory audits, consents and other services related to SEC matters

(b)  Fees for audit-related services in 2013 and 2012 consisted of:
▪	Financial accounting and reporting consultations
▪	Internal control reviews
▪	Employee benefit plan audits

(c)  The Company did not utilize Crowe Horwath LLP for tax compliance or planning and advice services during the years ended December 31, 2013 or 2012.  Fees paid to firms other than Crowe Horwath LLP for tax-related services totaled $170,025 in 2013 and $194,850 in 2012.

Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

i.    Federal, state and local income tax return assistance
ii.   Sales and use, property and other tax return assistance
iii.  Research & Development tax credit documentation and analysis for purposes of filing amended returns
iv.  Requests for technical advice from taxing authorities

There were no tax planning and advice service fees paid for 2013 or 2012.  Tax planning and advice consists of services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.

Pre-Approval Policy

The services performed by the independent auditor in 2013 were pre-approved in accordance with the Audit Committee's pre-approval policy.  Pursuant to the policy, the Audit Committee must pre-approve all audit and permitted non-audit services to be provided by the independent auditor, including the fees and terms thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2014.

__________________________________________________________________

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
__________________________________________________________________

The Company is seeking a non-binding advisory vote on the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis, the Company's executive compensation program has been designed to attract, retain and motivate the highest quality executive officers, directly link pay to the Company's performance, and build value for its shareholders.  The Company's executive compensation philosophy is, with the benefit of objective input from an independent consultant, to provide competitive target compensation opportunities with actual amounts earned commensurate with financial performance and the generation of long-term value to shareholders.  The Company believes that the compensation data in this Proxy Statement demonstrates the success of this philosophy.

This proposal, commonly known as a "Say-on-Pay" proposal, gives the Company's shareholders the opportunity to express their views on the compensation provided to Named Executive Officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis, as well as the tabular and other disclosures on compensation under the section titled "Compensation" and approve the following resolution:

RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Under applicable law, the Say-on-Pay vote is advisory, and therefore not binding on the Company or its Board of Directors. The shareholders' advisory vote will not overrule any decision made by the Board or any of its Committees or create or imply any additional fiduciary duty by the Company's Directors. The Company's Board of Directors and Compensation Committee value the opinions of shareholders and will consider the voting results, along with relevant factors, in connection with their ongoing executive compensation activities.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE "FOR" APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Company's Board of Directors provides a process for shareholders to send communications to the Board.  The Company's Policy Regarding Shareholder Communication with the Board is available on its website at www.dime.com by selecting "About Us" then "Investor Relations" and then "Governance Documents" within the "Investor Relations" menu.

OTHER MATTERS

As of the date of this Proxy Statement, the Company's Board of Directors is not aware of any other matters to be brought before the shareholders at the Annual Meeting.  If, however, any other matters not known are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

2015 ANNUAL MEETING SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the Company's Proxy Statement and form of proxy for the annual meeting to be held in 2015, all shareholder proposals, including, but not limited to, nominations for Director, must be submitted to the Secretary of the Company at its offices at 209 Havemeyer Street, Brooklyn, New York 11211 on or before December 13, 2014.  Under the Company's Bylaws, shareholder nominations for Director and shareholder proposals not included in the Company's 2015 Proxy Statement, in order to be considered for possible action by the shareholders at the annual meeting to be held in 2015, must be delivered to or received by the Secretary of the Company, at the address set forth above: (i) sixty days in advance of such meeting if such meeting is to be held on a day which is within thirty days preceding the anniversary of the previous year's annual meeting, or ninety days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting; and (ii) with respect to an annual meeting held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.  Notice shall be deemed to be first given to shareholders when disclosure of such date of the meeting of shareholders is first made in a press release reported to Dow Jones News Services, the Associated Press or a comparable national news service, or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.  A shareholder's notice to the Secretary shall set forth such information as required by, and otherwise comply with, the Company's Bylaws.  Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card relating to an annual meeting any shareholder proposal or nomination which does not satisfy all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received.

The Board of Directors will review any shareholder proposals that are filed as required and determine whether such proposals satisfy applicable criteria for consideration at the annual meeting to be held in 2015.

Multiple Shareholders Sharing One Address

Only one copy of the Proxy Statement and Annual Report are being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders.  The Company will deliver promptly upon written or oral request separate copies of the Proxy Statement and Annual Report to a shareholder at a shared address to which a single copy of the Proxy Statement and Annual Report was delivered.  Shareholders may notify the Company that they desire to receive a separate copy of the current or a future Proxy Statement and Annual Report by writing Dime Community Bancshares, Inc., 209 Havemeyer Street, Brooklyn, NY 11211, Attn: Investor Relations, or by telephoning the Investor Relations Department at (718) 782-6200, ext. 8279.  By using either of these methods, shareholders sharing an address may additionally request delivery of a single copy of a Proxy Statement and Annual Report if they are receiving multiple copies.

Annual Report

A copy of the Annual Report to shareholders for the period ended December 31, 2013, including the consolidated financial statements prepared in conformity with U.S. GAAP for the year ended December 31, 2013, accompanies this Proxy Statement.  The consolidated financial statements for the year ended December 31, 2013 have been audited by Crowe Horwath LLP, whose report appears in the Annual Report. Shareholders may obtain, free of charge, a copy of the Annual Report on Form 10-K filed with the SEC (without exhibits) by writing to Kenneth A. Ceonzo, Director of Investor Relations, Dime Community Bancshares, Inc., 209 Havemeyer Street, Brooklyn, New York 11211, or by calling (718) 782-6200, extension 8279, or by accessing the Company's corporate website www.dime.com.

By Order of the Board of Directors
Lance J. Bennett
Secretary
Brooklyn, New York
April 11, 2014

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE‑PAID ENVELOPE PROVIDED.

Appendix

Defined terms

U.S. GAAP ‑  generally accepted accounting principles in the United States of America.
________________________

Performance Measures

Cash return on average equity  ‑ A non-U.S. GAAP measure computed by dividing cash basis net income by average stockholders' equity.  Cash basis net income is computed by adding to net income, as derived in accordance with U.S. GAAP and reported in a company's consolidated statements of operations/income, the following expense items: (a) expense recognized to reduce the balance of long-lived intangible assets; and (2) compensation expense associated with stock benefit plans.  Both of these expense items, if applicable, are disclosed in the "cash flows from operations" section of a company's consolidated statements of cash flows, and generate a corresponding increase in tangible regulatory capital in the period recognized.

Core EPS ‑ A non-U.S. GAAP measure derived from Reported EPS, and adjusted for various items recognized in Reported EPS whose extraction is deemed valuable in assessing the Company's consolidated operating results.  A reconciliation of U.S. GAAP EPS and Core EPS for the Company for the three-year period ended December 31, 2013 is presented as follows:

Cumulative for The Three Years Ended December 31, 2013
Reported EPS	$3.80
Prepayment fee income above financial forecasted levels	(0.45)
Other than temporary impairment charges on investment securities	0.01
Gain on the sale of equity mutual funds and real estate	(0.23)
Prepayment expense on borrowings above forecast	0.46
Reversal of reserve for income taxes	(0.03)
Core EPS	$3.56

Core EPS before credit costs ‑ A non-U.S. GAAP measure derived from Reported EPS, and adjusted for various items recognized in Reported EPS whose extraction is deemed valuable in assessing the Company's consolidated operating results.  A reconciliation of U.S. GAAP EPS and Core EPS before credit costs for the Company for the year ended December 31, 2013 is presented as follows:

Year Ended December 31, 2013
Reported EPS	$1.23
Prepayment fee income above financial forecasted levels	(0.12)
Other than temporary impairment charges on investment securities	-
Gain on the sale of equity mutual funds and real estate	-
Prepayment expense on borrowings above forecast	-
Reversal of reserve for income taxes	-
Credit costs	0.01
Core EPS Before Credit Costs	$1.12

Efficiency ratio ‑ A financial measure computed by dividing non-interest expense by the sum of net interest income and non-interest income, excluding any gains or losses on sales of assets.  All of these measures are disclosed in a company's consolidated statements of operations/income, and are derived in accordance with U.S. GAAP.

A-1

Reported EPS growth rate ‑  A measurement of the growth from the beginning to ending operating periods in Diluted EPS (a.k.a. "Reported EPS") as reported in a company's consolidated statements of operations/income.  Reported EPS is a financial measure derived in accordance with U.S. GAAP.

Reported return on equity  ‑ A financial measure computed by dividing net income, as reported in a company's consolidated statements of operations or income, by average stockholders' equity, as reported in the respective summaries of net interest income.  Both net income and average stockholders' equity are derived in accordance with U.S. GAAP.

Return on Average Risk Weighted Assets  ‑ A non-U.S. GAAP measure computed by dividing net income, as reported in a company's consolidated statements of operations/income, by an average of the ending quarterly balances during the measurement period of total risk weighted assets for the respective banking subsidiary of each company.  Ending quarterly total risk weighted assets are reported on Schedule RC-R of the respective banking institution's Call Report (or the comparable regulatory schedule) which is filed publicly with the respective regulatory agency.  Under interagency guidelines governing the computation of risk-weighted assets, this measure is computed similarly by banking institutions.  In analyzing the standalone performance of the Company, the computation of Return on Average Risk Weighted Assets utilizes net income as adjusted in the computation of Core EPS (as defined above).

Total shareholder return ‑  The return offered to a shareholder who invests in a share of the common stock of a company assuming full reinvestment of cash dividends into additional shares of the respective common stock.  Amounts obtained from the Bloomberg financial database.

A-2

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M72603-P48857-Z62548

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIME COMMUNITY BANCSHARES, INC.

Proposals 1, 2 and 3 are proposed by Dime Community Bancshares, Inc. The Board of Directors unanimously recommends a vote "FOR" all of the nominees in Proposal 1, and a vote "FOR" Proposals 2 and 3.

For All ☐ **Withhold All** ☐ **For All Except** ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of the following four nominees for Directors for terms to expire at the 2017 Annual Meeting of Shareholders:

NOMINEES:

01) Kenneth J. Mahon
02) George L. Clark, Jr.
03) Steven D. Cohn
04) Robert C. Golden

4. **The proxies are authorized to vote upon such other business as may come before the Annual Meeting or any adjournment or postponement thereof in such manner as shall be determined by a majority of the Board of Directors.**

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and the Proxy Statement, both dated April 11, 2014, for the Annual Meeting.

To change the address on your account, please check the box at the right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	Yes	No
I will attend the Annual Meeting.	☐	☐

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

*** Exercise Your *Right* to Vote ***

DIME COMMUNITY BANCSHARES, INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 27, 2014
Date: May 22, 2014 **Time:** 10:00 AM
Location: Giando on the Water
400 Kent Avenue
Brooklyn, NY 11211

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M72615-P48857-Z62548

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT

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How To Vote

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M72616-P48857-Z62548